Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

among

ALTERA EUROPEAN TRADING COMPANY LIMITED,

as the Buyer,

APPLIEDMICRO TPACK A/S,

as the Company,

and

APPLIED MICRO CIRCUITS CORPORATION,

as the Seller,

Dated as of April 11, 2013

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TABLE OF CONTENTS

(continued)

ii

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TABLE OF CONTENTS

(continued)

iii

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Confirmatory IP Assignments
Exhibit B	Form of Intellectual Property Agreement
Exhibit C	Purchased Patents
Exhibit D	Form of Non-Disclosure Agreement
Exhibit E	Forms of Employment Agreements
Schedule C	Company Products in Development or Planning Stages
Schedule W	Working Capital Example Calculation

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 11, 2013 (this “Agreement”), is entered into by and among Altera European Trading Company Limited, a private limited company organized under the laws of Ireland and a wholly-owned subsidiary of Altera Corporation (the “Buyer”), Applied Micro Circuits Corporation, a Delaware corporation (the “Seller”), and AppliedMicro TPACK A/S, a limited liability company (Aktieselskab) organized under the laws of Denmark (the “Company”).

RECITALS

A. The Seller owns 100% of the issued share capital of nominal DKK 96,296,014 (as adjusted for share splits, share dividends, combinations, and other recapitalizations occurring after the date hereof, the “Shares”) of the Company, together with the Purchased IP Assets.

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares and the Purchased IP Assets upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means (a) any written claim or demand by any Person, or any written claim or demand, action, suit, investigation or audit by any Governmental Authority or (b) any claim, demand, action, suit, inquiry or proceeding before any Governmental Authority or before any arbitration, formal mediation or similar proceeding.

“Adjusted Purchase Price” means the Base Purchase Price, as the same may be adjusted pursuant to Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

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“Ancillary Agreements” means the Employment Agreements, the IP Agreement and the Confirmatory IP Assignments.

“Antitrust Law” means any applicable antitrust, competition, trade regulation or merger control Law.

“Base Purchase Price” means US$34,000,000.

“Basket” means US$200,000.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in either San Francisco, California or in Copenhagen, Denmark.

“Closing Purchase Price” means the Adjusted Purchase Price minus the Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means (i) any and all Intellectual Property and Intellectual Property Rights, including the Company Scheduled IP, owned or exclusively licensed by the Company, that are also (a) necessary for the operation of, held for use in, or are otherwise practiced or used in connection with the business of the Company, or (b) incorporated or embodied in or otherwise used or practiced in connection with any Company Product, (ii) any Intellectual Property and Intellectual Property Rights non-exclusively licensed by the Company from a third party other than Seller that is incorporated or embodied in or otherwise used or practiced in connection with any Company Product, (iii) the Purchased IP Assets and (iv) all Intellectual Property and Intellectual Property Rights licensed by Seller to Buyer pursuant to the IP Agreement. Notwithstanding the foregoing, Company IP shall not include the Intellectual Property and Intellectual Property Rights of Seller that are set forth on Schedule 1.1(a).

“Company Owned IP” means Company IP as defined by (i) and (iii) of Company IP.

“Company Products” means (a) products of the Company as of the Closing Date (including, for the avoidance of doubt, hardware such as development boards), each as explicitly set forth on Schedule C; (b) products in development by the Company as of the Closing Date, each as explicitly set forth on Schedule C, and (c) new releases, versions, updates (such as bug fixes and FPGA timing considerations) and substantially similar products (such as slight modifications to meet customer system requirements) of any of the products included in (a) and (b). For clarity, Company Products do not include future versions of the products in (a), (b) and (c) that adhere to new specifications.

“Confirmatory IP Assignments” means the patent and trademark assignments to be entered into by the Seller and the Buyer effective as of the Closing in the form attached hereto as Exhibit A.

“Contract” means any contract, agreement, license or other binding arrangement, commitment or understanding, whether written or oral.

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“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses of the Company, net of any applicable allowances or reserves, and excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; (c) cash and cash equivalents relating to employee bonds, whether or not due within 12 months from the Closing and (d) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of the Company as of the end of its most recently completed fiscal year.

“Current Liabilities” means accounts payable, accrued Taxes reflected on Schedule 3.16(c) and accrued expenses of the Company, including without limitation accrued payroll and related obligations, commissions and related payroll taxes earned through and including the Closing Date, and all other liabilities that are due within one (1) year of the audited financial statements of the Company as of the end of its most recently completed fiscal year, but excluding any Intercompany Liabilities, accrued but unpaid and deferred Tax liabilities, liabilities owing employees due to contribution to employee bonds, whether or not due within 12 months from the Closing, and the current portion of long term debt, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of the Company as of the end of its most recent fiscal year; provided, however, that Current Liabilities will exclude all Transaction Expenses which shall be paid by Seller.

“Danish Tax Act” means the Consolidated Danish Corporation Tax Act, No. 1082 of 14 November 2012 as amended.

“Data Protection Laws” means all applicable Laws relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties), including the Danish Act on Processing of Personal Data.

“Employment Agreements” means each of the Employment Agreements by and between the Company and each Key Employee or other employee of the Company, executed and delivered to the Buyer to be effective as of the Closing.

“Encumbrance” means any charge, claim, limitation, condition, license, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, preemptive right, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Export Control Laws” means (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection)

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codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), and (ii) all comparable applicable Laws outside the United States, including, without limitation, the Council Regulation (EC) No 428/2009 of 5 May 2009 setting up a European Community regime for the control of exports, transfer, brokering and transit of dual-use items with later amendments, the Council Joint Action of 22 June 2000 concerning the control of technical assistance related to certain military end-uses (2000/401/CFSP) and all comparable Danish Laws.

“GAAP” means generally accepted accounting principles as in effect in Denmark from time to time.

“Governmental Authority” means any United States, Danish or other non-United States or non-Danish federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or judicial body (including any grand jury).

“Government Contract” means (i) any Contract of the Company or pursuant to which the properties or assets of the Company are bound, and to which any Governmental Authority is party or is otherwise bound and (ii) any Contract pursuant to which the Company participates in any program involving a Governmental Authority or is entitled to any right or benefit (including Tax subsidies) provided by any Governmental Authority.

“Holdback Amount” means an amount equal to ten percent (10%) of the Adjusted Purchase Price (for the avoidance of doubt, calculated in accordance with Section 2.3(b)).

“Immediate Family” means, with respect to any specified natural person, such person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person that shares such person’s home.

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) hardware, instruments, switches, mask works, specifications, designs, models, devices, prototypes, schematics and development tools; (v) software, content, images, photographs, reports, analysis, websites, audiovisual works, sound records, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) trademarks, service marks, trade dress, trade names, and logos and design marks, together with all goodwill associated with any of the foregoing (“Marks”); (viii) Internet domain names, uniform resource locators, and other names and locators associated with the Internet (“Domain Names”); (ix) Trade Secrets; (x) general intangibles of like nature; and (xi) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

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“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) other rights with respect to software, including registrations thereof and applications therefor; (iv) rights with respect to mask works; (v) industrial design rights and registrations thereof and applications therefor; (vi) rights with respect to Marks, and all registrations thereof and applications therefor; (vii) rights with respect to Domain Names, including registrations thereof and applications therefor; (viii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (ix) rights with respect to Databases, including registrations thereof and applications therefor; (x) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (xi) any rights equivalent or similar to any of the foregoing.

“Intercompany Liabilities” means amounts payable by the Company to the Seller or its Affiliates, whether pursuant to shareholder loans, intercompany credits or other obligations.

“IP Agreement” means the Intellectual Property Agreement to be executed and delivered by the Buyer and the Seller to be effective as of the Closing and as attached hereto as Exhibit B.

“Key Employees” shall mean each of the employees set forth in Schedule 1.1(b).

“Knowledge” or “Knowledge of” means

(a) with respect to the Company, the actual knowledge of any of those employees of the Company and the Seller set forth in Schedule 1.1(c), in each case, after reasonable inquiry;

(b) with respect to the Buyer, the actual knowledge of any of those employees of the Buyer set forth in Schedule 1.1(d), in each case, after reasonable inquiry; and

(c) with respect to the Seller, the actual knowledge of any of those employees of the Seller set forth in Schedule 1.1(e), in each case, after reasonable inquiry.

“Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its properties, assets or Representatives.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Losses” means (a) any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), diminution in value, Taxes, interest, fines and penalties and (b) costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all of the

Execution Version

foregoing or any appeals therefrom, and interest on any of the foregoing from the date that Seller becomes obligated to pay an Indemnified Party such Losses until paid, at the prime rate as of the date incurred as published from time to time by the Wall Street Journal.

“Material Adverse Effect” means any event, change, development, circumstance, occurrence, effect or state of facts that (a) is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, or (b) materially impairs the ability of the Company or the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or could reasonably be expected to do so; provided, however, that Material Adverse Effect shall not include any event, change, development, circumstance, occurrence, effect or state of facts (A) generally affecting the economy or the financial or securities markets in Denmark or in the global economy, (B) generally affecting the industry in which the Company operates, (C) resulting from any outbreak or escalation of hostilities or acts of war or terrorism (other than any of the foregoing that renders physically substantially unusable or inaccessible the Company’s principal facility located in Herlev, Denmark), (D) relating to or arising in connection with any action expressly required by the Buyer to be taken or expressly prohibited from being taken pursuant to the terms and conditions of this Agreement or (E) related to or arising in connection with the public announcement or disclosure to any Person of the transactions contemplated by this Agreement, including but not limited to possible disruption in the Company’s commercial relationships with its customers, partners, vendors or suppliers resulting therefrom, provided, that, with respect to clauses (A), (B) and (C), the impact of such event, change, development, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company.

“Open Source Technology” means software or other subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such software.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, all Taxes for which the Seller (with respect to the Company’s business or assets or any Purchased IP Assets) or the Company is

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liable (whether or not shown on any Return) (a) with respect to any Pre-Closing Tax Period; (b) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (c) as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; (d) arising out of or resulting from this Agreement, in each case together with any interest, penalties and additions to Tax with respect to any of the foregoing and any Losses incurred in connection with any of the foregoing. In the case of any Straddle Period: (x) any Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (y) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax Period ended as of the close of business on the Closing Date (and for such purpose, the Tax Period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time). In the case of clause (y), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion. Notwithstanding the foregoing, Pre-Closing Taxes shall not include any Taxes arising out of or resulting from the matters set forth on Schedule 8.2(f).

“Property Taxes” means all personal or real property Taxes and any other levied or assessed on the value (or variation of value) of property.

“Purchased IP Assets” means the Purchased Patents and the Purchased Trademarks.

“Purchased Patents” means (a) all Patents listed in Exhibit C; and (b) all Patents (i) from which any of the foregoing claims priority, or (ii) for which any of the foregoing, or the Patents included in (i), forms a basis for priority, including any continuations, continuations in part, divisionals, foreign counterparts, re-examinations and extensions of any of the foregoing and any Patent reissuing on any of the foregoing.

“Purchased Trademarks” means the trademarks “TPack” and “SoftSilicon,” including all registration rights granted by the USPTO and in other jurisdictions worldwide.

“Related Party” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves or since September 19, 2010 has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (c) any Immediate Family member of a Person described in the foregoing.

“Representatives” with respect to any specified Person, means officers, directors, principals, employees, members, managers, consultants, advisors, auditors, agents, bankers and other representatives.

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“Return” means any and all returns, declarations, reports, statements, information returns, certificates, bills, schedules, documents, claims for refund or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Governmental Authority (or to any third party to whom a Tax is required to be paid), including any and all attachments, amendments and supplements thereto.

“Seller PSU” means the Seller RSU subject to performance-based vesting.

“Seller RSU” means any restricted stock unit granted under a Seller Stock Plan.

“Seller Stock Plans” means any equity incentive plans of the Seller, as amended, pursuant to which any Company employee was granted any Seller RSU, Seller PSU or any other rights with respect to equity of Seller, including, without limitation, any Employee Stock Purchase Plan of Seller in which any Company employee participates.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Taxes” means: (a) all taxes and tax liabilities, whether or not shown on any Return, and whether actual or deferred, in respect of income taxes, corporate taxes, sales taxes, VAT, withholding taxes, stamp duties, share transfer taxes, capital gains taxes, payroll taxes, social security taxes, Property Taxes, surtaxes and all other taxes, assessments and public duties or similar charges of any kind, including any interest, penalties and additions imposed with respect to such amounts; charges of any kind whatsoever; (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated consolidated combined, unitary or aggregate group or as a result of transferee or successor liability or otherwise through operation of Law; and (c) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b) and including payments for utilization of tax losses of entities other than the Company (sambeskatningsbidrag).

“Taxing Authority” means any Governmental Authority responsible for the assessment or collection or Taxes or the promulgation of rules or regulations pertaining to Taxes.

“Tax Period” means any period prescribed by any Governmental Authority for which a Return is required to be filed or a Tax is required to be paid.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Transaction Expenses” means all fees and expenses payable by the Seller or the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation reasonable fees and disbursements payable to Pillsbury Winthrop Shaw Pittman LLP, Bech-Bruun, and any other attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees, excluding any such Persons engaged by the Buyer and any other fees and expenses payable by the Buyer or any Affiliate of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

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“Working Capital” means Current Assets minus Current Liabilities of the Company, each as determined in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet. By way of example only, the Working Capital of the Company as of March 31, 2013 would be as calculated on Schedule W based on the Seller’s estimates as of the date hereof.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Adjustments Statement	2.3(c)
Agreement	Preamble
Alternative Transaction	5.3(a)(i)
Applicable Anti-Corruption Laws	3.27(a)
Balance Sheet	3.7(b)
Buyer	Preamble
Closing	2.2(a)
Closing A/R Schedule	2.3(c)
Closing Balance Sheet	2.3(c)
Closing Date	2.2(a)
Closing Working Capital	2.3(c)
Company	Preamble
Company Group Employees	5.11
Company License Agreement	3.18(a)(xxvii)
Company Scheduled IP	3.15(a)
Confidential Information	5.7(b)
Confidentiality Agreement	5.7(a)
Contaminants	3.15(m)
Disclosure Schedules	Article III
Dispute	10.8
Dispute Notice	10.9(b)
Divestiture	5.8(b)
Dollars	10.12
Environmental Laws	3.17(e)(i)
Environmental Permits	3.17(e)(ii)
Estimated A/R Schedule	2.3(a)
Estimated Adjustments Statement	2.3(a)
Estimated Closing Balance Sheet	2.3(a)
Estimated Working Capital	2.3(a)
Excluded Dispute	10.9(g)
Exclusivity Fee	9.3(a)
Final Adjusted Purchase Price	2.3(f)
Final Closing Working Capital	2.3(f)

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Financial Statements	3.7(a)
Fundamental Representations	8.1(a)(i)
Government Officials	3.27(b)
Hazardous Substances	3.17(e)(iii)
Indemnified Party	8.3(a)
Independent Accounting Firm	2.3(e)
Insurance Policies	3.20
Interim Financial Statements	3.7(a)
JAMS Streamlined Rules	10.9(b)
Material Contracts	3.18(a)
Memorandum	10.9(b)
Non-Disclosure Agreement	7.1(g)
Notice of Disagreement	2.3(d)
Notifying Party	10.9(b)
Overpayment	2.3(g)
Permits	3.9(b)
Permitted Encumbrances	3.13(a)
Responding Party	10.9(b)
Plans	3.11(a)(ii)
Recalculated Adjustment	2.3(f)
Release Date	8.6(b)
Required Approvals	3.3(b)
Seller	Preamble
Shares	Recitals
Spreadsheet	2.5
Systems	3.15(n)
Third Party Claim	8.3(a)
Top Customer	3.23(c)
Top Distributor	3.23(c)
Top Supplier	3.23(c)
Underpayment	2.3(g)
US$	10.12
USD	10.12
US Dollars	10.12
Working Capital Shortfall	2.3(b)
Working Capital Surplus	2.3(b)

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ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares and the Purchased IP Assets.

(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, in reliance on the representations, warranties and covenants of the parties contained herein, at the Closing the Seller shall sell, assign, transfer, convey and deliver the Shares and Purchased IP Assets to the Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Buyer shall purchase the Shares and Purchased IP Assets from the Seller, for the Adjusted Purchase Price.

(b) Assignment of Purchased IP Assets. Seller agrees to assign, grant, transfer and convey to Buyer, its successors and assigns all right, title and interest throughout the world in and to the Purchased IP Assets (including, without limitation, all Intellectual Property Rights in the Purchased IP Assets), together with all national, foreign, state and common law registrations, applications for registration and renewals and extensions thereof; all goodwill associated therewith; and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including without limitation the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Purchased IP Assets; and to settle and retain proceeds from any such actions). Subject to the licenses granted in the IP Agreement, Seller will not retain any rights to use or practice any Purchased IP Asset assigned to Buyer in accordance with the foregoing, and Seller agrees to waive all “moral rights” it may have in any of the Purchased IP Assets.

Section 2.2 Closing.

(a) The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Morrison & Forester LLP, 755 Page Mill Road, Palo Alto, California 94304 at 9:00 a.m. Pacific Standard Time on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller to the Buyer at least three (3) Business Days prior to the Closing Date, an amount equal to the Closing Purchase Price.

(c) At the Closing, the Company shall deliver a certified copy of the Company’s register of shareholders evidencing the due registration of the Buyer as the sole legal and beneficial owner of the Shares.

(d) The Seller shall be solely responsible for the payment of the Transaction Expenses of Seller and the Company and any of their Affiliates.

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(e) At the Closing, the Buyer shall retain and deduct the Holdback Amount from the Adjusted Purchase Price as security for the indemnification obligations of Seller set forth in Article VIII of this Agreement.

(f) As of the Closing, the Seller shall cause each Seller RSU (including all Seller PSUs) held by a then-current or former employee of the Company or any portion thereof that is outstanding and unvested as of the Closing to fully vest on an accelerated basis (Seller PSUs shall vest at the maximum number of Seller Shares subject to the unvested portion of the Seller PSU). Neither the Buyer nor its Affiliates shall be responsible to assume or continue or otherwise be liable for any Seller RSUs (including Seller PSUs). The acceleration of any Seller PSUs held by any Company Group Employee shall be conditioned upon such Company Group Employee’s delivery to the Company of a waiver, to the fullest extent permitted under Danish Law, of any and all claims against the Company for compensation, damages or similar payments or equitable relief (other than claims for expense reimbursement and earned wages and/or bonuses incurred in the ordinary course of business consistent with past practice).

(g) At the Closing, all Intercompany Liabilities shall be converted into capital contributions to the Company and in no event shall the Buyer assume or be deemed to have assumed any such Intercompany Liabilities.

Section 2.3 Adjustments to Base Purchase Price.

(a) Estimated Balance Sheet. At least three (3) Business Days prior to the Closing Date, the Seller shall prepare or cause to be prepared in good faith and delivered to the Buyer in a form and substance acceptable to Buyer (which approval shall not be unreasonably withheld or delayed) an estimated consolidated balance sheet of the Company as of the close of business (Pacific time) on the Closing Date (the “Estimated Closing Balance Sheet”), together with a detailed schedule of Accounts Receivable of the Company estimated as of the Closing Date setting forth the name of each account debtor and the amount of the receivables associated with such account debtor (the “Estimated A/R Schedule”) and a written statement (the “Estimated Adjustments Statement”) of the Company setting forth in reasonable detail the Company’s good faith estimate of Working Capital as of the close of business on the Closing Date as reflected on the Estimated Closing Balance Sheet (the “Estimated Working Capital”). The Estimated Closing Balance Sheet, Estimated A/R Schedule, and the Estimated Adjustments Statement shall be subject to Buyer’s review and approval (which approval shall not be unreasonably withheld or delayed) and prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made; and provided further, that the Estimated Working Capital shall be set forth in US Dollars and converted from Danish Kroner at the exchange rate published in the Wall Street Journal, Online Edition, for the Business Day immediately preceding the date that the Estimated Closing Balance Sheet is required to be delivered.

(b) Estimated Closing Date Adjustments. If the Estimated Working Capital is less than zero (the amount of such shortfall being referred to herein as the “Working Capital Shortfall”), then the Base Purchase Price will be reduced dollar-for-dollar by the amount of the Working Capital Shortfall. If the Estimated Working Capital is more than zero (the amount of

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such surplus amount being referred to herein as the “Working Capital Surplus”), then the Base Purchase Price will be increased dollar-for-dollar by the amount of the Working Capital Surplus. The Base Purchase Price as adjusted pursuant to this Section 2.3(b) shall be the Adjusted Purchase Price.

(c) Delivery of Closing Balance Sheet. Within 45 days after the Closing Date, the Buyer shall prepare or cause to be prepared in good faith and delivered to the Seller a consolidated balance sheet of the Company as of the close of business (Pacific time) on the Closing Date (the “Closing Balance Sheet”), together with a detailed schedule of Accounts Receivable of the Company as of the Closing Date setting forth the name of each account debtor and the amount of the receivables associated with such account debtor (the “Closing A/R Schedule”) and a written statement (the “Adjustments Statement”) setting forth in reasonable detail the Working Capital as of the Closing Date as reflected on the Closing Balance Sheet (the “Closing Working Capital”). The Closing Balance Sheet, the Closing A/R Schedule and the Adjustments Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made; and provided further, that the Closing Working Capital shall be set forth in US Dollars and converted from Danish Kroner at the exchange rate published in the Wall Street Journal, Online Edition, for the Closing Date.

(d) Notice of Disagreement. During the 15 Business Day period following the Seller’s receipt of the Closing Balance Sheet, the Closing A/R Schedule and the Adjustments Statement, and thereafter until such items are finalized, the Buyer and the Company shall use their commercially reasonable efforts to provide the Seller and its Representatives with access to the working papers of the Buyer and the Company and their respective Representatives relating to the Closing Balance Sheet, the Closing A/R Schedule and the Adjustments Statement, and the Buyer shall cooperate with the Seller and its Representatives to provide them with any other information used in preparing the Closing Balance Sheet, the Closing A/R Schedule and the Adjustments Statement reasonably requested by the Seller or its Representatives. The Closing Balance Sheet, the Closing A/R Schedule and the Adjustments Statement shall become final and binding on the 15th Business Day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Seller shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet, the Closing A/R Schedule and the Adjustments Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(e) or otherwise. Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts reflected on the Closing Balance Sheet not being calculated in accordance with this Section 2.3.

(e) Resolution. During the 20 Business Day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the Seller and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such 20 Business Day period, the Seller and the Buyer shall use commercially reasonable efforts to provide each other and their respective Representatives with access to their respective working papers relating to such Notice of Disagreement, and such parties and their

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respective Representatives shall cooperate with each other to provide each other with any other information reasonably requested that they possess with respect to the matters addressed in such Notice of Disagreement. Any disputed items resolved in writing between the Seller and the Buyer within such 20 Business Day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Working Capital, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such 20 Business Day period, the Seller and the Buyer shall submit to the Independent Accounting Firm (as defined below), their information detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Working Capital, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.3 within the range of the difference between the Buyer’s position with respect thereto and the Seller’s position with respect thereto, as set forth in the Adjustments Statement and Notice of Disagreement, respectively. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.3. For purposes of this Section 2.3, the “Independent Accounting Firm” means a US-based international independent public accounting firm which is selected by mutual written agreement of the Seller and the Buyer. If the Seller and Buyer cannot agree on the selection of an Independent Accounting Firm, then each of Seller and Buyer shall select a US-based international independent public accounting firm and the two such firms shall select the Independent Accounting Firm. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.9(h). The costs of any dispute resolution pursuant to this Section 2.3(e), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the party that is not the substantially prevailing party as to the matters in dispute, taken as a whole based on the aggregate dollar amount of the resolution of disputed matters.

(f) Post Closing True-Up. The calculation of Closing Working Capital, as finally determined pursuant to Section 2.3(d) and/or 2.3(e), shall be referred to herein as “Final Closing Working Capital.” Immediately upon determination of the Final Closing Working Capital, the amount by which the Base Purchase Price would have been adjusted pursuant to Section 2.3(b) had the Estimated Working Capital equaled the Final Closing Working Capital at the time of the adjustment pursuant to Section 2.3(b) shall be calculated (the “Recalculated Adjustment”). A “Final Adjusted Purchase Price” shall be calculated by adjusting the Base Purchase Price by the Recalculated Adjustment.

(g) Post Closing Payment. If the Adjusted Purchase Price exceeds the Final Adjusted Purchase Price (the amount of such excess being referred to herein as the “Overpayment”), the Buyer shall deliver written notice to the Seller specifying the amount of such Overpayment, and

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may deduct such amount from the Holdback Amount on a dollar-for-dollar basis. If the Holdback Amount has been exhausted, the Seller shall deliver the Overpayment to the Buyer within three (3) Business Days of the final determination of the Final Adjusted Purchase Price by wire transfer of immediately available funds to an account specified by the Buyer. If the Adjusted Purchase Price is less than the Final Adjusted Purchase Price (the amount of such shortfall being referred to herein as the “Underpayment”), the Seller shall deliver written notice to the Buyer specifying the amount of such Underpayment, and the Buyer shall deliver the Underpayment to the Seller within three (3) Business Days of the final determination of the Final Adjusted Purchase Price by wire transfer of immediately available funds to an account specified by the Seller.

Section 2.4 Withholding Taxes. The Buyer shall be entitled to report, deduct and withhold or cause to be withheld from any amounts payable pursuant to this Agreement such amounts as it determines are required to be reported, deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of whom such deduction and withholding was made.

Section 2.5 Spreadsheet. For purposes of effecting the payments contemplated by this Article II, at least three (3) Business Days prior to the Closing Date, the Seller will provide to the Buyer a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to the Buyer, which Spreadsheet will be certified on behalf of the Seller and the Company by the Chief Financial Officer of the Seller as complete, correct, and in accordance with this Agreement, which shall separately list, as of the Closing, (i) the amount of the Closing Purchase Price payable to Seller and the Holdback Amount to be withheld from Seller, and the amount of Tax to be withheld from the consideration payable to Seller, if any, including the type and amount of each Tax to be withheld, and (ii) the amount of the Intercompany Liabilities.

Section 2.6 Purchase Price Allocation. Within five (5) days prior to the Closing Date, the Buyer shall provide to Seller for Seller’s review and approval (which approval shall not be unreasonably withheld) a proposed allocation of the Base Purchase Price among the Shares and the Purchased IP Assets (for the purposes of Section 1060 of the Code). If the Seller does not object to the proposed allocation within three (3) days prior to the Closing Date, the Seller and Buyer shall be deemed to have agreed to the proposed allocation. If the Seller objects to the allocation, the Seller and Buyer agree to mutually agree with respect to a proposed allocation prior to the Closing Date. Any adjustments to the Final Adjusted Purchase Price shall increase or decrease the consideration in the proposed allocation allocable to the Shares that has been agreed to by the Seller and Buyer. All allocations made pursuant to this Section 2.6 shall be made in accordance with the requirements of Section 1060 of the Code. Neither the Buyer nor the Seller shall take a position on any Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other party or unless specifically required pursuant to a determination by an applicable Tax Authority. The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder. Any dispute arising under this Section 2.6 shall be resolved in the same manner as disputes are resolved pursuant to Section 2.3(e) above.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER AND THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Buyer in connection with the execution of this Agreement (each section of which will be deemed for all purposes to be part of the representations and warranties made hereunder, with disclosures under any schedule of the Disclosure Schedules being deemed to be disclosure under any other schedule (whether or not specific cross references are given, but only to the extent that the applicability or relevance of such disclosure to such other schedule is readily apparent on the face of such schedule) (collectively, the “Disclosure Schedules”), the Seller and the Company (subject to Section 8.7) hereby jointly and severally represent and warrant to the Buyer as follows, as of the date hereof and at the Closing:

Section 3.1 Organization and Qualification

(a) The Seller is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to consummate the transactions contemplated by this Agreement.

(b) The Company is a limited liability company (Aktieselskab) duly organized, validly existing and in good standing under the laws of Denmark in accordance with the transcript from the Danish Business Authority (Erhvervsstyrelsen) attached as Schedule 3.1(b) to the Disclosure Schedules. All information on the Company subject to statutory registration with the Danish Business Authority has been duly and properly registered. The Company (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company. Such certificates of incorporation and bylaws or equivalent organizational documents are in full force and effect. There are no other agreements or documents of any kind governing the Company’s internal affairs or shareholder matters. All resolutions of the Company have been registered with the Danish Business Authority and/or other relevant registries. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. The transfer books and minute books of the Company that have been delivered to the Buyer prior to the date hereof are true and complete.

(d) The Company has not suspended its payments, initiated financial restructuring, entered into liquidation, whether voluntary or compulsory, or taken any similar action in consequence of insolvency, and no application/petition for such action has been filed by the

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Company or any third party, and, to the Knowledge of the Company, no risk of or basis for any such action or petition exists. The Company is not insolvent. For purposes of this Section 3.1(d), “insolvent” and “insolvency” shall have the meanings given to such terms under sections 17 and 18 of the Consolidated Danish Bankruptcy Act No 217 of 15 March 2011, as amended.

(e) Only the persons specified in the rules on the power to bind the Company contained in the certificate of incorporation or equivalent organizational documents of the Company are and have been entitled to bind the Company. Neither the Seller nor any third party has the power to bind the Company and no powers of attorney have been issued to any employee of the Company or any third party providing such Persons with the power to bind the Company.

Section 3.2 Authority. Each of the Seller and the Company has full corporate or other applicable power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Person is a party, to perform such Person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller and the Company of this Agreement and each of the Ancillary Agreements to which such Person is a party and the consummation by such Person of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other applicable action. This Agreement and each Ancillary Agreement to which such Person is a party has been duly executed and delivered by such Person. This Agreement and each Ancillary Agreement to which such Person is a party constitutes the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller and the Company of this Agreement and each of the Ancillary Agreements to which such Person is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Person, if applicable, or the Company;

(ii) conflict with or violate any Law applicable to such Person, or the Company, or by which any property or asset of such Person, or the Company, is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the Shares or any property or asset of the Company pursuant to, or otherwise adversely affect the rights of the Company under, or result in the loss of a material benefit under, any Material Contract, any Permit of the Company or any Contract to which the Seller is a party, except, with respect to the Seller only, for any such conflicts, violations,

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breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Seller to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements to which the Seller is a party or could reasonably be expected to do so.

(b) Neither the Company nor the Seller is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or other third party in connection with the execution, delivery and performance by such Person of this Agreement and each of the Ancillary Agreements to which such Person is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) those notifications, authorizations, approvals, orders, permits or consents listed in Schedule 3.3(b) of the Disclosure Schedules, and (iii) any notifications required under any Antitrust Laws (collectively, the “Required Approvals”).

Section 3.4 Shares. The Shares constitute all of the outstanding capital stock of the Company. The Seller is the record and beneficial owner of all of the Shares to be transferred by the Seller pursuant to this Agreement, free and clear of all Encumbrances. The Seller has the sole right, authority and power to sell, assign and transfer the Shares to the Buyer. Upon delivery to the Buyer of the Company’s register of shareholders evidencing due registration of the Buyer’s title to the Shares and the Buyer’s payment of the amounts set forth in Section 2.2(b), the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of all Encumbrances other than Encumbrances created by the Buyer.

Section 3.5 Capitalization.

(a) The nominal share capital of the Company is DKK 96,296,014, consisting of 96,296,014 shares each having a nominal value of DKK 1.00 and all of which are issued and outstanding.

(b) Except for the Shares, the Company has not issued or agreed to issue, nor is the Company obligated to issue any: (i) shares of capital stock or other equity or ownership interest in the Company, (ii) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right of any kind, or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no agreements or understandings of any kind in effect with respect to the holding, voting, or disposition of, or that restrict the transfer of, any of the issued or unissued capital stock or other equity or ownership interest of the Company. Except for the Seller RSUs and Seller PSUs set forth on Schedule 3.5(c) of the Disclosure Schedules, the Seller, has not issued or agreed to issue nor is the Seller obligated to issue to any employee or consultant of the Company any of the items listed in clauses (i) through (iv) above relating to any securities or other equity or ownership interests of the Seller.

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(c) Schedule 3.5(c) of the Disclosure Schedules sets forth a complete and correct list showing each outstanding Seller RSU and Seller PSU held by any current or former employee of the Company, identifying the holder thereof, the vesting schedule, any exercise price or repurchase price therefor, and the type and amount of securities into which such securities are convertible or exchangeable. Each grant of a Seller RSU and Seller PSU to an employee of the Company was made in accordance with the terms of the Seller’s certificate of incorporation and applicable Law, and each such grant was properly accounted for in all material respects in accordance with GAAP. All Seller RSUs and Seller PSUs have been documented with the Seller’s standard form of agreement or award document, a complete and correct copy of which has been made available to the Buyer, without deviation or amendment, modification or supplement. Except as agreed by the Buyer and the Seller pursuant to Section 2.2(f), (i) no vesting of any Seller RSU or Seller PSU will accelerate as a consequence of the sale of Shares hereunder or any of the other transactions contemplated by this Agreement or the other Ancillary Agreements or any related events, and (ii) none of the Seller RSUs or the Seller PSUs is subject to any vesting acceleration provisions.

(d) Each outstanding share of capital stock or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable and is free and clear of all Encumbrances. All of the aforesaid shares or other equity or ownership interests in each case have been offered, issued, sold and delivered in compliance with all applicable Laws.

(e) The Spreadsheet, when delivered as provided in Section 2.5, will be accurate and complete.

Section 3.6 Equity Interests. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. The Company is not under any obligation to form or participate in, or provide funds to, make any loan, advances or capital contribution or other investment in or assume any liability of, any Person.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited consolidated balance sheet of the Company as at March 31, 2012, March 31, 2011 and March 31, 2010, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company as at February 28, 2013, and the related consolidated statements of income of the Company for the eleven month period then ended (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the

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Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in any notes thereto) and applicable Law on good accounting practices, subject, in the case of the Interim Financial Statements, which shall not have any related notes and schedules thereto and to the exceptions contained in Schedule 2.3(a), and (iii) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The statements of income contained in the Financial Statements and the Interim Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business consistent with past practice, except as expressly specified therein.

(b) Except as and to the extent adequately accrued or reserved against in the consolidated balance sheet of the Company as at February 28, 2013 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), the Company does not have (i) any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller and the Company or disclosed in the notes thereto or (ii) obligations to pay money that have actually been incurred or other financial liabilities, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller and the Company or disclosed in the notes thereto, except in each case for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company.

(c) The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) In connection with the presentation of the Financial Statements, the outside legal advisors to the Company have not issued any legal letter concerning material information not disclosed in the Financial Statements.

(e) The Intercompany Liabilities owing by the Company to the Seller or its Affiliates as of the date hereof are set forth on Schedule 3.7(e). Except as set forth on Schedule 3.7(e), the Company does not have (i) any liability or obligation to Seller or any of its Affiliates of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller and the Company or disclosed in the notes thereto or (ii) obligations to pay money to Seller or any of its Affiliates that have actually been incurred or other financial liabilities, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller and the Company or disclosed in the notes thereto.

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(f) The Company’s books and records:

(i) have been properly and carefully kept in conformity with applicable Law in force from time to time;

(ii) are complete, correct and properly arranged;

(iii) contain all material documents which must be or are usually kept by enterprises of the same nature as the Company; and

(iv) accurately and fairly reflect the activities and assets of the Company.

Section 3.8 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been any event, change, development, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (c) the Company has not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9 Compliance with Law; Permits.

(a) The Company is and at all times has been in compliance in all material respects with all Laws applicable to it. Neither the Company nor any of its executive officers has received during the past five years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not or at any time has not been in compliance in any material respect with any Law applicable to it. No investigation or review by any Governmental Authority regarding a violation of any Law with respect to the Company has occurred, is pending or, to the Knowledge of the Company, threatened.

(b) The Company is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, variances, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate its properties and to lawfully carry on its business as currently conducted and as proposed to be conducted (the “Permits”), a complete and correct list of which is set forth in Schedule 3.9(b) of the Disclosure Schedules. The Company is and has been in compliance with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. The Company will continue to have the use and benefit of all Permits immediately following consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

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Section 3.10 Litigation. There are no outstanding, or to the Knowledge of the Company, threatened in writing, orders, judgments, injunctions, awards or decrees of any Governmental Authority against or involving the Company, any of its properties or assets, or against or involving any of its directors, officers or agents in their capacity as such, or against the Seller with respect to or involving the Company or any of its properties or assets. There are no Actions pending or, to the Knowledge of the Company, threatened, (a) against or involving the Company, any of its properties or assets, or against or involving any of its directors, officers, stockholders or agents in their capacity as such, or (b) seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company pending, or which the Company has initiated or intends to initiate, against any other Person.

Section 3.11 Employee Benefit Plans

(a) Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of:

(i) all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, pension plans, supplemental retirement, severance or other benefit plans, programs, practices or arrangements, and all employment, termination, severance or other Contracts to which the Company and/or the Seller is a party, with respect to which the Company and/or the Seller has or could have any obligation or which are maintained, contributed to or sponsored by the Company and/or the Seller for the benefit of any current or former employee, consultant, officer or director of the Company; and

(ii) any Contracts between the Seller or the Company and any current or former employee, consultant, officer or director of the Company, including any Contracts relating in any way to a sale or other change in control of the Company (each of (i) and (ii), collectively, the “Plans”).

(b) Each Plan is in writing. The Company has furnished to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material document prepared in connection with each such Plan, including any forms, opinions or letters with respect to each such Plan required to be filed under applicable Law or which are of a type customarily received from Governmental Authorities with respect to each such Plan. The Company has no express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan.

(c) None of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement; or (iii) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or (iv) have been met with claims for compensation from present and/or former employees including unfair dismissal

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and for insufficient employment Contracts according to the Laws of Denmark. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Plans is subject only to the Laws of Denmark or a political subdivision thereof.

(d) Each Plan (other than employment Contracts with employees of the Company) has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Danish Tax Act. Each employment Contract with employees of the Company has been drafted, implemented and operated in all respects in accordance with the terms and requirements of all applicable Laws, including the Danish Tax Act. The Company has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor to the Knowledge of the Company, is there any such default or violation by any other party to any Plan. No Action is pending or threatened with respect to any Plan, other than claims for benefits in the ordinary course of employment, and no fact or event exists that would give rise to any such Action.

(e) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. There are no unfunded or under-funded liabilities or obligations of the Company under any Plan. No Tax deduction that has been claimed has been challenged or disallowed by any Governmental Authority.

(f) No Plan is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(g) The Company is not a party to any Contract or Plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code. The transactions contemplated by this Agreement do not constitute a “change in the ownership of a substantial portion” of Seller’s assets within the meaning of Section 280G of the Code.

Section 3.12 Labor and Employment Matters

(a) Attached as Schedule 3.12(a) of the Disclosure Schedules is a complete and accurate list of (A) the employees of the Company including each employee’s name, title or position, geographic location of employment, seniority, current base salary or base hourly rate and any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), status as exempt or non-exempt under the U.S. Fair Labor Standards Act, comparable U.S. state, Danish or other applicable Laws, if any, full-time or part-time status, accrued but unused vacation or other paid leave balance, severance entitlements, and primary work location; and (B) all individuals currently performing services for the Company who are classified as independent contractors or consultants, including the respective compensation of each independent contractor or consultant; provided that, to the extent applicable Data Protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Schedule 3.12(a) of the Disclosure Schedules shall specify such legal prohibition and shall set forth only such

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information in de-identified form as is required by applicable Laws to be provided in such form. All employees within the categories specified in Schedule 3.12(a) of the Disclosure Schedules are subject to the terms of employment set forth in the standard forms of employment agreements previously provided to the Buyer.

(b) The Company is not a party to and has no obligations under any labor, trade union, works council, collective agreement, or collective bargaining Contract that pertains to employees of the Company, and no union, works council, or other labor organization represents or claims to represent any employee of the Company. There are and for the past five years have been no organizing activities, collective bargaining negotiations with any labor organization or group of employees of the Company, or any other representative of the employees, that could affect the Company.

(c) There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or threatened against or affecting the Company. The Company is not a member of any employer’s association.

(d) To the Knowledge of the Company, the Company has not engaged and is not engaging in any unfair labor practice. No unfair labor practice or labor charge or other complaint is pending or threatened with respect to the Company before any Governmental Authority.

(e) The Company has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and, to the Knowledge of the Company, is currently not liable for any arrears of wages, Taxes, penalties or other sums deemed to be a failure to comply with any applicable Laws relating to any of the Company’s employment relationships. Except for accrued holiday, paid time off, vacation, or similar allowance, which are not yet due, and the salary for the month in which the Closing occurs, the Company has paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and all other sums to be paid in the ordinary course of employment and due to or on behalf of such employees. Accrued holiday, paid time off, vacation, or similar allowance and all such wages, salaries, commissions, bonuses, pension contributions, benefits and all other sums for the month in which the Closing occurs will be accrued as a current liability in the Estimated Working Capital.

(f) During the past five years, there have not been any Actions or claims asserted or, to the Knowledge of the Company, threatened against the Company by employees relating to employment and employment practices, terms and conditions of employment, wages and hours, overtime regulations, hours of work, equal employment opportunity, and occupational safety and health. During the past five years, the Company has materially complied with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, overtime regulations, hours of work, equal employment opportunity, and occupational safety and health.

(g) As of the date hereof, no Key Employee of the Company has provided notice to the Company of his or her intent to terminate his or her employment with the Company.

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Section 3.13 Title to, Sufficiency and Condition of Assets.

(a) The Company has good and valid title to or a valid leasehold interest in all of its material tangible assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the Company to carry on its business as currently conducted and as currently proposed to be conducted. None of the tangible assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company, (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted, and (iv) Encumbrances listed on Schedule 3.13(b) of the Disclosure Schedule (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

This Section 3.13 does not relate to real property or interests in real property, such items being the subject of Section 3.14, or to Intellectual Property, such items being the subject of Section 3.15.

Section 3.14 Real Property.

(a) Owned Property. The Company does not now own and has never owned any real property.

(b) Schedule 3.14(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All leases in respect of the Leased Real Property are in full force and effect, the Company has not received any written notice of a breach or default thereunder, and no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder by the Company. All rent and other sums and charges payable by the Company as tenant under the leases of Leased Real Property are current. The Company has not made any material alterations, additions or improvements to any Leased Real Property that may be required to be removed at the termination of the applicable lease term. All of the Leased Real Properties are adequately maintained and suitable in all material respects for the purpose of conducting the business of the Company as presently conducted. To the Knowledge of the Company, no portion of the Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed. All leases for Leased Real Property will remain valid and binding in accordance with their terms immediately following the Closing.

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Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) of the Disclosure Schedules contains a complete and accurate list of each (i) United States or foreign registered Mark or any pending application therefor, (ii) United States or foreign Patent, (iii) United States or foreign registered Copyright, and (iv) registered Domain Name, in each case, owned by or exclusively licensed to the Company (collectively, “Company Scheduled IP”). Such Schedule sets forth, as applicable: (i) the name of the owner of each such item of Company Scheduled IP; (ii) the jurisdictions by or in which it has been issued or registered, (iii) its registration number, (iv) its filing date and issuance/registration/grant date, and (v) its prosecution status.

(b) All of the Company Owned IP is valid, subsisting and enforceable, and has not been abandoned or passed into the public domain. There are no facts, circumstances, or information that would or reasonably would be expected to (1) render any of the Company IP (not including any Intellectual Property and Intellectual Property Rights that are non-exclusively licensed by the Company from a third party other than Seller that are incorporated or embodied in or otherwise used or practiced in connection with any Company Products) invalid or unenforceable, or (2) materially adversely affect, limit, restrict, impair, or impede the ability of the Buyer and the Company to use, practice and otherwise exploit any Company IP upon the Closing in the same manner as currently used, practiced and otherwise exploited by the Seller (with respect to any Purchased IP Asset) or the Company. The Seller (with respect to any Purchased IP Assets) and the Company are the sole and exclusive owners of, or have the exclusive right to use and commercially exploit without consideration, all Company Owned IP, free and clear of all Encumbrances (other than Permitted Encumbrances). No other Person has any ownership interest in any of the Purchased IP Assets, or any of the Intellectual Property owned by the Company. The Purchased IP Assets are freely transferable and assignable (and upon the Closing, shall be effectively transferred and assigned) to the Buyer without restriction and without payment of any kind to any third party. Except for “off-the-shelf” Microsoft software products, the Company IP, including without limitation the Intellectual Property and Intellectual Property Rights that are owned by or licensed to the Company, will be owned and licensed to the Company immediately upon the Closing on materially the same terms and conditions as were in effect immediately prior to the Closing. The Purchased IP Assets, the Intellectual Property Rights owned or exclusively licensed by the Company, and the Intellectual Property Rights and Intellectual Property licensed under the Company License Agreements, copies of which have been previously delivered or made available to the Buyer, are and will be sufficient for the conduct of the Company’s business after the Closing in the same manner as such business was conducted before the Closing, and with respect to Company Products, in all material respects.

(c) Neither the Seller nor the Company has received any written or, to the Knowledge of the Company, oral notice or claim challenging the validity or enforceability of any Company IP or alleging any misuse thereof, other than correspondence from a patent or trademark office during the examination of a patent application or a trademark application, respectively.

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(d) To the Knowledge of the Company, the Company has not infringed, violated or misappropriated, and is not infringing, violating or misappropriating the Intellectual Property or Intellectual Property Rights of any other Person. No Action is pending or, to the Knowledge of the Company, threatened based on an allegation that the Company has infringed, violated or misappropriated the Intellectual Property of any other Person. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim notice or claim asserting that any such infringement, violation or misappropriation use is or may be occurring or has or may have occurred nor, to the Knowledge of the Company, is there a reasonable basis for any claim that the Company has infringed, violated or misappropriated the Intellectual Property of any other Person; provided that the Company makes no representation as to the extent to which it has investigated possible infringement. No Company Owned IP, and to the Knowledge of the Company, other Company IP, is the subject of any outstanding order, writ, injunction, award, judgment, decision, directive, decree, ruling or assessment of any Governmental Authority restricting the use or exploitation thereof by the Company or restricting the licensing or disposition thereof by the Company to any Person.

(e) To the Knowledge of the Company, no Company IP that is owned by the Company or that is exclusively licensed to the Company has been infringed, violated, misappropriated in any material respect, or otherwise challenged or threatened. No Mark or Patent incorporated into the Purchased IP Assets or owned by or, to the Knowledge of the Company, exclusively licensed to the Company is currently involved in any interference, reissue, re-examination, opposition, invalidation or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is threatened.

(f) Except for non-exclusive and non-transferable (i) internal use licenses (licenses for non-commercial use only) or (ii) licenses in connection with sales of Company Products, in each case which have been granted to customers or end users (either directly or indirectly) of the Company in the ordinary course of business, neither the Seller nor the Company has granted any licenses or other rights to any third party with respect to any Company Owned IP.

(g) Each current and former employee of the Company, and each current and former consultant and contractor who has created, conceived or developed any Company IP for or on behalf of the Company, has executed and delivered to the Company an enforceable proprietary information, confidentiality and assignment agreement substantially in the Company’s standard form (as made available to the Buyer) that requires such individual to maintain in confidence Trade Secrets and that includes a valid and enforceable assignment to the Company of all Company IP Rights created or developed by such individual. Each current officer and director of the Company has executed and delivered to Seller a comparable agreement that requires such individual to maintain in confidence Trade Secrets and that includes a valid and enforceable assignment to the Seller of all Intellectual Property and Intellectual Property Rights created, conceived or developed by such individual in his or her capacity as an employee of Seller. There has been no disclosure by the Seller, the Company or any of their respective employees, officers or directors, consultants or contractors of any Trade Secrets included in the Company IP that are material to the business of the Company that would compromise the confidentiality of such Trade Secrets or their status or protectibility under applicable Law in a way that would result in a Material Adverse Effect. All assignments of Intellectual Property or Intellectual Property Rights from third Persons to the Seller (with respect to any Company IP) or the Company that are

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required to be filed or recorded in order to cause such assignment to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any applicable Governmental Authority elsewhere.

(h) The Company has taken commercially reasonable steps to protect its Intellectual Property Rights and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company. The Seller has taken commercially reasonable steps to protect its Intellectual Property Rights in the Purchased IP Assets and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Seller contained in the Purchased IP Assets. To the Knowledge of the Company, there has been no misappropriation of any Trade Secret included in the Company IP (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Company IP, in either case that would result in a Material Adverse Effect. To the Knowledge of the Company, the Seller (with respect to any Purchased IP Assets) and the Company are in material compliance with the terms of any agreements or understandings relating to third party Trade Secrets to which the Seller or the Company is a party or that otherwise bind the Seller (with respect to any Purchased IP Assets) or the Company.

(i) The Seller and the Company have not transferred ownership of, or granted any exclusive license with respect to, any Company IP that is or was used in the conduct of the Company’s business. No expiration of any Company Owned IP, and to the Knowledge of the Company, no expiration of any other Company IP, is pending, threatened or reasonably foreseeable other than the scheduled expiration of the term of license agreements under which Company IP is licensed to the Company and the expiration of the statutory term of any Company Scheduled IP and any Purchased IP Assets.

(j) There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Company License Agreement. There is no Contract (except for Contracts with customers in connection with sales of Company Products), judicial decree, or arbitral award that obligates the Seller (with respect to any Purchased IP Assets) or the Company to grant licenses in the future with respect to any Company IP.

(k) The execution, delivery and performance by the Company and the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or otherwise materially modify any of the Seller’s or the Company’s rights or obligations under, any Company License Agreement, or cause the loss or impairment of the Seller’s or the Company’s rights or obligations thereunder in some material respect.

(l) All use of Open Source Technology by the Company or Open Source Technology included in the Company Products is in full compliance with all of the licenses applicable thereto, including all copyright notice and attribution requirements. No Open Source Technology that is used by the Company in the conduct of its business is distributed or otherwise made available to any third party.

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(m) No source code of any software owned by the Seller (with respect to any Purchased IP Assets) or the Company has been licensed or otherwise provided to another Person and all such source code at all times has been safeguarded and protected as a Trade Secret of the Seller or the Company. The (1) software owned by and, to the Knowledge of the Company, licensed to the Company and (2) software owned by and, to the Knowledge of the Seller, licensed to the Seller (with respect to any Purchased IP Assets) is substantially free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant (“Contaminants”) that may, or may be used to, access, modify, delete, damage, or disable any of the Company’s systems of software or that may result in material damage thereto. The Seller and the Company have taken reasonable steps and implemented reasonable procedures to ensure that their internal computer Systems used in connection with the Company’s business are free from all Contaminants.

(n) There is no standards-setting organization or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Seller (with respect to any Purchased IP Assets) or the Company is currently participating, or in which the Seller (with respect to any Purchased IP Assets) or the Company has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority.

(o) To the Knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property and Intellectual Property Rights owned by or exclusively licensed to the Seller (with respect to any Purchased IP Assets) or the Company and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property and Intellectual Property Rights.

Section 3.16 Taxes.

(a) All Returns required to be filed by the Company have been correctly prepared and duly and timely filed with the appropriate Governmental Authorities. All information contained in such Returns was all complete and accurate when prepared and continues to be complete and accurate. All Taxes due and owing by Company (whether or not shown on any Return) have been paid. Schedule 3.16(a) of the Disclosure Schedules sets forth each jurisdiction where the Company will be required to file a Return following the Closing with respect to any Tax Period beginning prior to the Closing, including the type of Return and the type of Tax required to be paid. The Company has previously delivered or made available to the Buyer true, correct and complete copies of (i) all audit reports, letter rulings (bindende svar), advice memoranda and similar documents issued by any Taxing Authority relating to Taxes with respect to the Company and (ii) all Returns filed by or on behalf of the Company. The Company is and has been in compliance in all material respects with all applicable Laws pertaining to Taxes. No Person has a power of attorney with respect to Tax matters of the Company. The Company has not elected Danish cross-border tax consolidation (international sambeskatning).

(b) All notices required to be given for all Tax purposes have been given and all information contained in such notices was all complete and accurate when prepared.

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(c) All Pre-Closing Taxes have to the extent they have fallen due and owing prior hereto, been fully and timely paid, and all Pre-Closing Taxes that have not fallen due and owing prior hereto are set forth on Schedule 3.16(c).

(d) No Taxing Authority is or will be entitled to payment of Pre-Closing Taxes other than such Taxes as may be sufficiently and specifically provided for as Current Liabilities in Final Closing Working Capital.

(e) No claim has been made by any Taxing Authority to the effect that the Company did not file a Return that it was required to file or is subject to taxation in a jurisdiction where the Company did not file a Return.

(f) The Company is not the subject of or involved in any Tax inquiry, audit, dispute or other proceeding, and to the Knowledge of the Company there are no circumstances which may give rise to any such event. There is no waiver of the statute of limitations or extension of time with respect to a Tax assessment or deficiency with respect to Taxes currently in effect.

(g) There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon the assets of the Company.

(h) All Taxes required by Law to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing Authority. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which such entity otherwise would have been obligated to collect or withhold Taxes.

(i) Schedule 3.16(i) of the Disclosure Schedules sets forth all jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(j) No Taxes are required to be withheld by the Company with respect to payments to Seller pursuant to this Agreement.

(k) The Company (i) has no liability for Taxes of any other Person, (ii) is not a party to any agreement with any Person with respect to Taxes, (iii) has not been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only the Company) provided for under the laws of the U.S., Denmark, any foreign jurisdiction or any state or other locality with respect to Taxes for any taxable year, and (iv) has not received or applied for any ruling from a Governmental Authority with respect to Taxes.

(l) The Seller and the Company are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Seller and the Company, and the prices for any property or services (or for the use of any property) transferred or provided by or to the Seller or the Company are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 2 of the Danish Tax Assessment Act.

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(m) The Company has not engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2) of the Code.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any:

(i) change in the method of accounting for a taxable period ending on or prior to the date hereof;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date hereof;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing; or

(v) prepaid amount received on or prior to the Closing;

(vi) decision, permit or ruling requiring the Company to maintain a certain ownership structure following Closing.

Section 3.17 Environmental Matters

(a) The Company is and at all times has been in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its executive officers has received during the past five years any communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not or at any time has not been in compliance with any Environmental Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to any Environmental Law. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that are reasonably likely to prevent or interfere with the Company’s future compliance with, any Environmental Laws.

(b) No property currently or formerly leased, owned or operated by the Company (including soils and surface and ground waters) is contaminated with any Hazardous Substance. The Company has not polluted any soil, surface or ground water on property currently or formerly leased or owned by the Company. No property currently leased or owned by the Company is charted in accordance with the Danish Soil Pollution Act (Jordforureningsloven), nor was any property formerly leased or owned by the Company registered in accordance with the Danish Waste Deposit Act (Affaldsdepotloven) then in force in the period prior to the time when the Company sold the property or terminated the lease.

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(c) The Company has not granted or issued any guarantee or exclusion of liability for real property owned or used by the Company to a former or existing owner of such real property.

(d) The Company holds all Environmental Permits necessary to carry on its business as currently conducted, and is and at all times has been in material compliance therewith, a complete and correct list of which is set forth in Schedule 3.17(d) of the Disclosure Schedules. No suspension, cancellation, modification, revocation or nonrenewal of any Environmental Permit has occurred, is pending or, to the Knowledge of the Company, threatened, and there is no basis therefor. None of the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal. The Company will continue to have the use and benefit of all Environmental Permits, without any adverse effect or cost to any of them or to the Buyer, immediately after the Closing.

(e) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority relating to pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits under any Environmental Law.

(iii) “Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and comparable U.S. state or Danish Laws, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

Section 3.18 Material Contracts.

(a) Schedule 3.18(a) of the Disclosure Schedules sets forth a list of each of the following Contracts to which the Company is a party or by which it has assets that are bound (the “Material Contracts”):

(i) Any Contract required to be filed or filed by the Seller as a “material contract” (in respect of the Company’s business) pursuant to the periodic disclosure requirements of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder;

(ii) any Contract that involves a dollar amount in excess of $100,000 or extends for a period of 12 months or more and involves a dollar amount in excess of $50,000;

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(iii) any employment or service Contract (x) with employees; (y) with agents who were paid in excess of $50,000 by the Company over the preceding 12 months; or (z) with consultants who are entitled to be paid in excess of $50,000 for any given project over the life of such project;

(iv) any Contract with sales or other agents, brokers, suppliers, manufacturers, distributors or dealers involving dollar amounts in excess of $50,000;

(v) any partnership, collaboration, joint development or joint venture Contract;

(vi) any merger, asset or share purchase or divestiture Contract;

(vii) any Contract pursuant to which the Company has provided funds to or made any capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any liability of any Person;

(viii) any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of the Company, or for the purchase of any debt or equity security or other ownership interest of any Person;

(ix) any Contract for the sale, purchase or lease of any real property, or other occupancy or use Contract, or any options or rights of first refusal to purchase assets or properties in or relating to the business of the Company;

(x) any lease Contract of tangible personal property with a value in excess of $50,000;

(xi) any Contract with distributors, sales representatives, sales agents, other third-party sellers or customers, giving the Company’s counterparty the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company, other than rights of return under the Company’s warranty policies provided to the Buyer;

(xii) any Contract for the borrowing or lending of money and any guaranty Contract or other evidence of indebtedness, including mortgages, other grants of security interests, guarantees or notes;

(xiii) any Contract required to be disclosed under Section 3.18(a)(ii) that contains any provisions requiring the Company to indemnify any other party thereto;

(xiv) any Government Contract;

(xv) any Contract granting any Person an Encumbrance on any of the assets of the Company;

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(xvi) any Plans, including those listed on Schedule 3.11(a) of the Disclosure Schedule;

(xvii) any collective bargaining or labor union Contracts to which the Company is a party or which create rights in any employee of the Company or obligations for the Company;

(xviii) any Contract relating to the Purchased IP Assets or the business of the Company or the assets of the Company or any other Contract that purports to limit, curtail or restrict the ability of the Seller (with respect to the Purchased IP Assets, the Company’s business or operations) or the Company to (A) compete in any geographic area or line of business, (B) make sales to any Person in any manner, (C) use or enforce any of the Purchased IP Assets or any of the Intellectual Property owned by or exclusively licensed to the Company or (D) hire or solicit any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation;

(xix) any Contract that requires a notice or consent in connection with, or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay, the consummation of the transactions contemplated by this Agreement or any of the other Ancillary Agreements;

(xx) any currently effective confidentiality Contracts and other Contracts containing confidentiality clauses with respect to the Purchased IP Assets or the Company’s business or operations, other than those embodied in other Material Contracts listed under the other provisions of this Section 3.18;

(xxi) any Contract with any Related Party of the Company;

(xxii) any Contract with any customer;

(xxiii) any Contract with any Key Employee;

(xxiv) any licensing Contract

(xxv) any reselling, sales, marketing, merchandising or distribution Contract involving dollar amounts in excess of $50,000 over the 12-month period ending on February 28, 2013;

(xxvi) any Contract set forth or required to be set forth in Schedule 3.15 of the Disclosure Schedules;

(xxvii) any Contract relating in whole or in part to, or that includes (A) any sale, assignment, hypothecation, other transfer, license, option, immunity, authorization, other grant of rights under or with respect to or covenant not to bring claims for infringement or other misappropriation of (1) any Intellectual Property or Intellectual Property Rights, whether granted by or to the Company, or (2) any Purchased IP Assets; or (B) any use limitation with respect to any Intellectual Property or Intellectual Property Rights, (each such Contract, a “Company License Agreement”);

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(xxviii) any Contract obligating the Seller (in connection with the Purchased IP Assets or the Company’s business or operations) or the Company to indemnify or hold harmless any Person in an amount in excess of $50,000;

(xxix) any Contract relating to settlement of any Action within the past five years; or

(xxx) any other Contract not otherwise disclosed under the foregoing clauses of this Section 3.18(a) that is material to the business, operations, assets financial condition, results of operations or prospects of the Company.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any claim of any such breach, violation or default. The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19 Affiliate Interests and Transactions.

(a) No Related Party of the Company owns, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Company or their business.

(b) Except for this Agreement, the Employment Agreements and as set forth on Schedule 3.19(b) of the Disclosure Schedules, there are no Contracts between the Company, on the one hand, and any Related Party of the Company, on the other hand.

(c) All transactions between the Seller and the Company have been documented and recorded in their respective books and records in accordance with applicable Laws and GAAP.

Section 3.20 Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance of any kind maintained with respect to the Company (the “Insurance Policies”), together with the carriers and liability limits for each such policy. All Insurance Policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received notice of default under any Insurance Policies, nor has it received notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy. None of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement. No insurer under any Insurance Policy has canceled any such Insurance Policy or indicated any intent to do so or not to renew any such policy. No claim currently is pending under any such Insurance Policy, and any pending claims under the Insurance Policies have been filed in a timely fashion. The Company has not established or operated under a formalized self-insurance program.

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Section 3.21 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Seller or the Company.

Section 3.22 Warranties; Product Liability. The Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company. The Financial Statements and Interim Financial Statements reflect and provide in accordance with GAAP adequate reserves in respect of all warranties or indemnities relating to such products, technology or services. The Company has not received a written claim within the last three years for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of its services, other than ordinary course returns of product for service, replacement or repair. The Company has not received any written notice of a claim against the Company alleging a design or manufacturing defect in any products of the Company and requesting a monetary refund or other payment, in each case, excluding any and all requests for product returns in the ordinary course consistent with past experience of the Company.

Section 3.23 Suppliers; Distributors; Customers.

(a) The Company has not received any notice, oral or written, nor has any Knowledge that any significant supplier, including, without limitation, any sole source supplier, shall not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

(b) The Company has not received any notice, oral or written, nor does it have any Knowledge that any distributors, sales representatives, sales agents, other third-party sellers or customers that individually account for greater than $50,000 in sales revenue over the 12 month period preceding the date hereof shall not sell, market or purchase the products or services of the Company at any time after the Closing on terms and conditions substantially similar to those used in the current sales, distribution and customer Contracts of the Company.

(c) Schedule 3.23(c) of the Disclosure Schedules sets forth a complete and correct list of: (i) the ten (10) largest suppliers to the Company during each of the past three (3) fiscal years (based on the aggregate Dollar amount paid to such supplier by the Company during such year) (each a “Top Supplier”); (ii) the ten (10) largest distributors of the Company during each of the past three (3) fiscal years (based on the aggregate Dollar amount of revenue recognized by the Company during such year) (each a “Top Distributor”); and (iii) the ten (10) largest customers of the Company during each of the past three (3) fiscal years (based on the aggregate Dollar amount of revenue recognized by the Company during such year) (each a “Top Customer”).

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(d) Since April 1, 2012, the Company has not received any notice, letter, complaint or other communication from any entity that during the fiscal year ended March 31, 2013 was a Top Supplier, Top Distributor or Top Customer to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company in a manner that is, or is reasonably likely to be, materially adverse to the Company, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is, or is reasonably likely to be, materially adverse to the Company. To the Knowledge of the Company, there will not be any such materially adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.24 Accounts Receivable. All of the accounts and notes receivable of the Company set forth on the Financial Statements and Interim Financial Statements (net of the applicable reserves reflected therein) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions, arose in the ordinary course of business, and represent obligations that either have been collected or will be collectable in full within 60 days after the day they first become payable without any set-off.

Section 3.25 Bank Accounts. Schedule 3.25 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company, copies of which have been furnished to the Buyer.

Section 3.26 Minute Books. The minutes of the proceedings of meetings and written actions of the Board of Directors and stockholders of the Seller (with respect to the Company, its business or operations) and the Company provided to the Buyer are the only such minutes and written actions as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the Board of Directors (or committees thereof) of the Seller (with respect to the Company, its business or operations) and the Company and of all meetings and actions by written consent of the stockholders of the Seller (with respect to the Company, its business or operations) and the Company, since September 19, 2010. Subsequent to September 19, 2010, the stock ledger / transfer books of the Company accurately reflect all transactions in the shares of capital stock and other equity interests of the Company.

Section 3.27 Compliance with Anti-Corruption Laws.

(a) None of the Seller (with respect to the Company, its business or operations), the Company, nor any Representatives of the Seller (with respect to the Company, its business or operations) or the Company, or, to the Knowledge of the Company, any of the independent sales representatives, resellers, consultants, intermediaries or distributors of the Seller (with respect to the Company, its business or operations) or the Company, have, directly or indirectly, taken any action which would cause them or any other Person to be in violation of: (i) the Foreign Corrupt

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Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; and (iii) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Authority of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business), including without limitation, sections 122 and 299 of the Danish Criminal Code and the United Nations 2003 Convention against Corruption, (collectively, the “Applicable Anti-Corruption Laws”).

(b) The books, records and accounts of the Seller (with respect to the Company, its business or operations) and the Company have at all times and in all material respects accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any materially false or fictitious entries made in the books, records or accounts of the Seller (with respect to the Company, its business or operations) or the Company relating to any illegal payment, and neither the Seller (with respect to the Company, its business or operations) nor the Company currently maintains a secret or unrecorded fund. Seller (with respect to the Company, its business or operations) and the Company have established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(c) None of the Seller (with respect to the Company, its business or operations), nor, to the Knowledge of the Seller, any Representatives, independent sales representatives, resellers, consultants, intermediaries or distributors of the Seller (in each case, with respect to the Company, its business or operations), has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business in each case in violation of Applicable Anti-Corruption Laws.

(d) None of the Company, nor, to the Knowledge of the Company, any Representatives, independent sales representatives, resellers, consultants, intermediaries or distributors of the Company, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business in each case in violation of Applicable Anti-Corruption Laws.

(e) Neither the Seller nor the Company has entered into any transaction with any of its Affiliates that has provided to the Company revenues or earnings that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

Section 3.28 Data Protection. Each of the Seller (with respect to the Company, its business or operations) and the Company is and has at all times been in compliance in all material respects with its respective published privacy policies and internal privacy policies and guidelines and in all material respects with all Data Protection Laws. Each of the Seller (with respect to the Company, its business or operations) and the Company has used commercially reasonable technical, organizational, physical and administrative safeguards and security measures to ensure that personally identifiable information is protected against accidental or unlawful destruction, loss, alteration, damage, and unauthorized disclosure, access, use, modification, other misuse or other processing in violation of applicable Data Protection Laws.

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There has been no unlawful, destruction, loss, alteration, damage, or unauthorized disclosure, access, use, modification, other misuse or other processing in violation of applicable Data Protection Laws of any such information by the Seller (with respect to the Company, its business or operations) or the Company (or any of their respective employees or contractors) which has resulted or could reasonably be expected to result in a Material Adverse Effect, and no Person (including any Governmental Authority) has made any written claim or commenced any Action with respect to unlawful destruction, loss, alteration, damage, or unauthorized disclosure, access, use, modification, other misuse or other processing in violation of applicable Data Protection Laws of any such information by the Seller (with respect to the Company, its business or operations) or the Company (or any of their respective employees or contractors). The execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement comply with all Data Protection Laws. Each of the Seller (with respect to the Company, its business or operations) and the Company has at all times since September 19, 2010 made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable Persons required by Data Protection Laws and has filed any required registrations with the applicable data protection authority. Each of the Seller (with respect to the Company, its business or operations) and the Company has at all times entered into any necessary data processor agreements, including without limitation the European Commission’s standard contractual clauses, in order to comply with applicable Data Protection Laws.

Section 3.29 Export Control Laws. Each of the Seller (with respect to the Company and its business and operations) and the Company is and has at all times been in compliance in all material respects with all Export Control Laws. Without limiting the foregoing: (a) each of the Seller (with respect to the Company and its business and operations) and the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) each of the Seller (with respect to the Company and its business and operations) and the Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Seller (with respect to the Company and its business and operations) or the Company with respect to such export licenses or other approvals; and (d) there are no actions, conditions or circumstances pertaining to the Seller’s (with respect to the Company and its business and operations) or the Company’s export transactions that would reasonably be expected to give rise to any future Actions against the Seller (with respect to the Company and its business and operations) or the Company.

Section 3.30 Disclosure. None of the representations or warranties of the Seller or the Company contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered pursuant hereto or thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Ireland and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement and each of the Ancillary Agreements to which the Buyer is a party has been, duly and validly executed and delivered by the Buyer. This Agreement and each of the Ancillary Agreements to which the Buyer is a party constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any Contract to which the Buyer is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements to which the Buyer is a party or could reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or other third party in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) as may be necessary as a result of any facts or circumstances relating to the Buyer, and (iii) any notifications required under any Antitrust Laws.

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Section 4.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.5 Availability of Funds. The Buyer has sufficient funds to satisfy its obligations as specified in Article II of this Agreement.

Section 4.6 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended. The Buyer is not a corporation, partnership trust or other entity created or existing under the laws of the United States. The Buyer has satisfied as to the full observance of the laws of Buyer’s jurisdiction in connection with any invitation to subscribe and purchase the Shares, including (i) the legal requirements with the Buyer’s jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, sale or transfer of the Shares. The Buyer’s subscription and payment for, and the Buyer’s continued beneficial ownership of, the Shares, will not violate any applicable securities or other laws of the Buyer’s jurisdiction.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing, the Company shall, and the Seller shall cause the Company to, conduct its business only in the ordinary course of business consistent with past practice, and shall use its commercially reasonable efforts to preserve substantially intact its business organization and assets, keep available the services of its current officers and employees and preserve its current relationships with customers, suppliers and other Persons with which the Company has significant business relations to the end that its goodwill and ongoing business shall be unimpaired at the Closing. By way of amplification and not limitation and except as set forth in the Disclosure Schedules (with specific reference to the applicable subsection below), between the date of this Agreement and the Closing, neither the Seller (solely with respect to Section 5.1(c)) nor the Company shall, and the Seller shall cause the Company not to, do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a) amend or otherwise change the certificate of incorporation, bylaws or equivalent organizational documents of the Company;

(b) issue, deliver, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) (i) any shares of capital stock (other than shares of capital stock issued to the Seller on the conversion of the Intercompany Liabilities to a capital

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contribution), any other voting securities or any equity equivalents of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, voting securities or equity equivalents of the Company, or (ii) any properties or assets of the Company, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c) grant any additional Seller PSUs, Seller RSUs or other rights to shares of capital stock of the Seller to any employee of the Company;

(d) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of the shares of capital stock of the Company, or otherwise make any payments to holders of such shares in their capacity as such, (ii) split, combine or reclassify any of the shares of capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint development, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s corporate structure;

(g) other than drawing down an aggregate of up to $50,000 on lines of credit in effect as of the date hereof, incur any indebtedness for borrowed money (except with respect to Intercompany Indebtedness from the Seller which shall be converted into a capital contribution immediately prior to the Closing) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person;

(h) create or incur any new material liabilities outside the ordinary course of business consistent with past practice (except with respect to Intercompany Indebtedness from the Seller which shall be converted into a capital contribution immediately prior to the Closing);

(i) create or form a subsidiary or make any loans, advances or capital contributions to, or other investments in or assume any liability of, any Person;

(j) except in the ordinary course of business and consistent with past practices or as a result of actions required to be taken pursuant to the terms of this Agreement, amend, waive, modify or consent to the termination of any Material Contract required to be disclosed under Section 3.18(a), or amend, waive, modify or consent to the termination of the Company’s rights thereunder, or enter into any Contract that would be such a Material Contract if in effect as of the date hereof;

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(k) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $50,000 for the Company;

(l) purchase any real property;

(m) knowingly violate in any material respect or knowingly fail to perform in any material respect any obligation or duty imposed by any applicable Law;

(n) hire additional employees, consultants or other independent contractors, increase the compensation payable or to become payable or the benefits provided to directors, officers or employees of the Company, or grant any severance or termination payment to, loan or advance any amount to, any director, officer or employee of the Company, or establish, adopt, enter into or amend, or take action to enhance in any material respect or accelerate any rights or benefits under, any Plan;

(o) enter into any Contract or any other transaction with any Related Party of the Company, except as contemplated by this Agreement;

(p) make any change in any method of accounting or accounting practice or policy;

(q) make, change or revoke any material election in respect of Taxes; including any election to change the Tax status of the Company, adopt or change any accounting method in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing or similar agreement; file or cause to be filed any amended Return; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; except to the extent required by Law and disclosed to the Buyer prior to the Closing Date, take any position or adopt any Tax accounting method that is inconsistent with methods used in preparing or filing Returns for similar Taxes in prior periods; file or cause to be filed a material claim for refund of Taxes previously paid; or grant any power of attorney with respect to Taxes;

(r) commence any Action with respect to any material Tax liability or settle or compromise any Tax liability;

(s) commence any Action (other than those covered by (r) above) or settle or compromise any other Actions;

(t) fail to file in a timely manner any Returns that become due or fail to pay any Taxes that become due;

(u) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

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(v) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(w) permit the lapse of any existing policy of insurance relating to the business or assets of the Company;

(x) permit the disclosure of any material Intellectual Property or other material intangible asset used in the business of the Company, other than under appropriate non-disclosure agreements;

(y) permit the abandonment or lapse of any Intellectual Property Right or any other intangible asset used in the business of the Company;

(z) sell, license, assign, hypothecate, transfer, or option, grant immunity with respect to, or otherwise authorize use of, any of the Purchased IP Assets or any of the Intellectual Property Rights or other intangible assets used in the business of the Company to any third party, other than non-exclusive licenses in the ordinary course of business;

(aa) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(bb) enter into any formal or informal Contract to, or otherwise make a commitment to, do any of the foregoing.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, the Company shall, and the Seller shall cause the Company to, afford the Buyer and its Representatives complete access (including for inspection) at all reasonable times to (i) the properties, offices, plants and other facilities, books, Contracts, and records of the Company, and (ii) all other information concerning the business, properties and personnel of the Company as the Buyer may reasonably request, and shall furnish the Buyer and its Representatives complete and correct copies of the Company’s (x) internal financial statements, (y) Returns, Tax elections and any other records and workpapers relating to Taxes, that are in the possession of the Company or subject to the Company’s control, and (z) such other financial, operating and other data and information as the Buyer may reasonably request; provided, however, that the foregoing will not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene applicable Law or violate the terms of an agreement entered into prior to the date of this Agreement, including but not limited to that certain Nondisclosure Agreement between the Seller and the Company, or as would be reasonably expected to violate the attorney-client or other legal privilege of the Company (it being agreed that the parties will use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, prohibition, breach, or loss of privilege).

(b) Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Seller will cause the Company to confer from time to time as requested by the Buyer with one or more Representatives of the Buyer to discuss any changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

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(c) No information or knowledge obtained in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the sale of Shares.

(d) Each of the parties will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement and Section 5.7 of this Agreement.

Section 5.3 Exclusivity.

(a) The Seller and the Company agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company and the Seller shall not, and shall take all action necessary to ensure that neither the Company nor any of its Affiliates or Representatives shall:

(i) solicit, seek, assist, initiate, consider, encourage, facilitate, support, make or accept any proposals, offers, expressions of interest, requests, correspondence, communications or any inquiry or other contract with any Person (other than the Buyer and its Affiliates) relating to or involving any direct or indirect (1) acquisition or purchase of all or any portion of the capital stock or securities convertible into or exchangeable for the capital stock of the Company or sale or exclusive license of assets of the Company, or of the Purchased IP Assets, other than inventory to be sold in the ordinary course of business consistent with past practice, (2) merger, consolidation or other business combination relating to the Company, (3) recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company, or (4) any partnership or joint venture with or investment in the Company (any such transaction, and excluding the transactions contemplated by this Agreement, an “Alternative Transaction”); or

(ii) enter into, participate in, maintain or continue any discussions, conversations, negotiations or other communications regarding, or furnish or make available to any other Person (other than the Buyer and its Affiliates) any material information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do or that would be reasonably expected to lead to an Alternative Transaction; or

(iii) comply with any request for material non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person (other than the Buyer and its Affiliates) not in the ordinary course of business consistent with past practice or that the Seller reasonably believes would be expected to lead to an Alternative Transaction.

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(b) Each of the Company and the Seller immediately shall cease and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Alternative Transaction. The Company and the Seller shall notify the Buyer promptly, but in any event within 24 hours, if any such proposal, offer, expression of interest, requests, correspondence, communications or any inquiry or other contact with any Person with respect to an Alternative Transaction, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, expression of interest, request, correspondence, communication, inquiry or other contact and the terms and conditions of such proposal, offer, expression of interest, request, correspondence, communication, inquiry or other contact unless prohibited by a pre-existing non-disclosure agreement to which the Seller or the Company is a party. The Seller and the Company shall promptly (i) inform their respective Representatives of their obligations pursuant to this Section 5.3, and (ii) keep the Buyer promptly and fully informed of the status and details of, and any modification to, any such proposal, offer, expression of interest, request, correspondence, communications or any inquiry or other contact related to an Alternative Transaction unless prohibited by a pre-existing non-disclosure agreement to which the Seller or the Company is a party. The Seller agrees that it will not, and will cause the Company not to, accept from any Person (other than the Buyer and its Affiliates) any proposal or offer to enter into an Alternative Transaction for aggregate purchase price consideration less than or equal to $38,000,000.

Section 5.4 Notification of Certain Matters. The Seller and the Company shall give prompt written notice to the Buyer of (i) any event, change, development, circumstance, occurrence, effect or state of facts the occurrence or non-occurrence of which would cause any representation or warranty of the Seller or the Company contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect, if made on or immediately following the date of such event, change, development, circumstance, occurrence, effect or state of facts, (ii) the occurrence of any Material Adverse Effect, (iii) any failure of the Seller, the Company, or any of their respective Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement and such consent requirement is not already identified in the Seller’s Disclosure Schedule or (vi) any Action pending or, to the Knowledge of the Company, threatened against a party or the parties relating to the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.5 Resignations. The Company will deliver at or prior to the Closing the resignations, effective as of the Closing Date, of (a) all of the members of the board of directors of the Company, effective as of the Closing, and (b) all of the officers of the Company that the Buyer specifies in writing to the Company prior to the Closing Date, effectuating his or her resignation from such position as a member of the board of directors or as an officer (although not as an employee unless otherwise so required pursuant to this Agreement) of the Company and waiving of any and all claims against the Company for compensation, damages or similar payments or equitable relief (other than claims for expense reimbursement and earned wages and/or bonuses incurred in the ordinary course of business consistent with past practice).

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Section 5.6 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Non-Disclosure Agreement dated March 16, 2012, and a Confidential Disclosure Supplement dated August 24, 2012, between Altera Corporation and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6(a) shall terminate and be superseded by the Non-Disclosure Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the date hereof, the Seller shall not, and shall cause its respective Affiliates and Representatives not to, use for its or their own benefit other than in connection with the operation of the Company’s business in the ordinary course and consistent with past practice or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Person reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) it immediately notifies the Buyer in writing of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such Person from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company (including any information relating to the plans of the Buyer and its Affiliates relating thereto), the Buyer or any of its Affiliates, this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the terms hereof or thereof, other than, in each case, data or information that is or becomes available to the public other than as a result of a breach of this Section, and whether furnished or disclosed to a party hereunder prior to or after the date hereof.

Section 5.7 Consents and Filings; Further Assurances.

(a) The Company, the Seller and the Buyer shall use all commercially reasonable efforts and cooperate with each other to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all Required Approvals, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or

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otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Company and the Seller shall permit the Buyer reasonably to participate in the defense and settlement of any Action relating to this Agreement or the transactions contemplated hereby, and the Company and the Seller shall not settle or compromise any such Action without the Buyer’s written consent. To the extent permitted by Law, and subject to all applicable privileges (including the attorney client privilege), each of the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any filings or submissions relating to the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the parties hereto shall promptly file any antitrust notification in any jurisdiction if required or recommended by any applicable Antitrust Law, as determined by the Buyer in its reasonable judgment.

(b) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 5.7), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) the Buyer shall not have any obligation to litigate or contest any administrative or judicial Action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (ii) the Buyer shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture and (iii) neither the Company nor the Seller may conduct or agree to conduct a Divestiture without the prior written consent of the Buyer. “Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company, (2) the imposition of any limitation or restriction on the ability of the Buyer or any of its Affiliates to freely conduct their business or own the Company, or (3) the holding separate of the Company or any limitation or regulation on the ability of the Buyer or any of its Affiliates to exercise full rights of ownership of the Company.

(c) The Seller shall or shall cause the Company to give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the Buyer may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer shall cooperate with and assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company.

(d) The Seller and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, commitment or other Contract to which the Company, as applicable, is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, use commercially reasonable efforts to cooperate with the Buyer or the Company, as applicable, in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

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(e) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with control over, and with full right, title and possession to the Shares and the Purchased IP Assets, each of the parties hereto authorizes the officers and directors of the Buyer, in the name of its corporation or otherwise, to take all such lawful and necessary action to the extent consistent with the terms of this Agreement and without any further authorization or consents of the parties to this Agreement being required.

Section 5.8 Public Announcements. Neither the Buyer, the Seller, nor the Company shall, and the Seller shall cause the Company not to, make, or cause to be made, any press release or public announcement, including any filing with the Securities and Exchange Commission, in respect of this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements without the prior written consent of the other parties, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.9 Transaction Expenses. Neither the Buyer nor the Company shall be responsible for any Transaction Expenses of the Company or the Seller. The Seller agrees to pay all Transaction Expenses of the Company and the Seller.

Section 5.10 Non-Solicit; No Hire by Seller. For a period of six months following the Closing, the Seller shall not, and shall use its commercially reasonable efforts to cause its Representatives and any majority owned Affiliates not to, directly or indirectly, anywhere in the world:

(a) solicit, induce, encourage, or recruit any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined) to leave his or her employment with the Company; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees.

(b) hire any Company Group Employee, without the prior written consent of the Buyer.

“Company Group Employees” means, collectively, (i) employees of the Company as of the Closing and (ii) persons set forth on Schedule 5.11 acting under any management, service, consulting or similar Contract.

Section 5.11 Customers; Suppliers. Prior to the Closing, the Company and the Seller shall use commercially reasonable efforts to facilitate meetings between customers and suppliers of the Company on the one hand and the Buyer and its Representatives on the other hand which are reasonably requested by the Buyer. Notwithstanding any provision of this Agreement to the

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contrary, prior to the Closing, the Buyer and its respective Affiliates and Representatives shall not contact any of the customers or suppliers of the Company without the written consent of the Company (such written consent not to be unreasonably withheld, conditioned or delayed). Following the Closing and for a period of three years thereafter, the Buyer will, and will cause the Company to, use commercially reasonable efforts to support the customers of the Company set forth on Schedule 5.12 by (i) continuing the Company’s production business for such customers, including providing post-design technical support, (ii) continuing current development programs for such customers and (iii) honoring new design requests from such customers. In addition, Buyer will, and will cause Company to, use commercially reasonable efforts to continue to perform the Company’s obligations under currently effective maintenance agreements with customers of the Company in accordance with their terms.

Section 5.12 Corporate Matters. The Seller will cause the Company to, at the Closing, deliver to the Buyer the current and complete minute books containing the records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the board of directors of the Company and shareholders and the transfer books reflecting all issuances and transfers of shares in the capital of the Company.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Returns.

(a) Returns for Tax Periods Ending on or Before the Closing Date. The Seller shall timely prepare and file or cause to be prepared and filed all Returns required to be filed by or with respect to the Company for all periods ending on or prior to the Closing Date. Except as provided in the next sentence, the Seller shall pay or cause to be paid, all Taxes owed or payable by the Company with respect to all Pre-Closing Tax Periods, whether or not shown on such Returns, including any amounts later determined to be due on audit by any Taxing Authority. For the avoidance of doubt, the Seller shall not incur any payment obligation for Taxes which have been sufficiently and specifically identified as a current liability in Final Closing Working Capital. All such Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law. The Seller shall provide such Returns to the Buyer in a form ready for filing no less than fourteen (14) Business Days prior to the due date thereof. The Seller shall make such changes to such Returns as the Buyer may reasonably request. The Seller shall provide any such revised Returns to the Buyer in a form ready for execution no less than three (3) Business Days prior to the due date thereof and the Buyer shall file or cause such Returns (as so changed, if applicable) to be filed.

(b) Straddle Period Returns. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Returns relating to Straddle Periods. The Buyer shall provide such Returns to, and make such reasonable changes as may be requested by, the Seller, consistent with the obligations of the Seller set forth in Section 6.1(a) with respect to Returns for periods ending on or prior to the Closing Date. The Buyer shall pay or cause to be paid all Taxes due with respect to all Returns relating to Straddle Periods, provided, that the Seller shall timely (and in any event within 30 days of Buyer’s request for reimbursement) reimburse the Buyer, from sources other than the Holdback Amount, for all Pre-Closing Taxes shown as due with

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respect to all such Returns except to the extent the liability for such Taxes was reflected as a liability in the calculation of Final Closing Working Capital. All such Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law.

(c) Cooperation and Assistance. The Buyer and the Seller shall provide each other with such cooperation and assistance as may be reasonably requested and at the requesting party’s expense (but only with respect to out-of-pocket third party costs reasonably incurred) in connection with the preparation of any Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes for which the Company is liable, and until the close of business on the day following the expiration of the applicable statute of limitations with respect to such Taxes (giving effect to any waiver, mitigation or extension thereof), each will retain and provide the others with any records or information which may be necessary for such Return audit, or examination, proceedings or determination. The Buyer and the Seller further agree, upon reasonable request and at the sole cost of the requesting Person, to (i) use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person with respect to Taxes and (ii) take any other actions reasonably requested, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, Taxes arising out of this Agreement).

Section 6.2 Buyer’s Use. Nothing in this Agreement shall be construed to require the Buyer to make any additional payment to the Seller for the use of any Tax credit (including any excess foreign tax credits), Tax deduction, net operating loss or other Tax attribute of the Company.

Section 6.3 Transfer Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes incurred in connection with this Agreement shall be borne equally by the Seller and the Buyer, such that each party shall be responsible for 50% of all such Taxes. The Seller and the Buyer shall cooperate in the preparation and filing of all necessary Returns and other documentation with respect to all such Taxes.

Section 6.4 Certain Elections. In no event may the Seller make or permit to be made any election with respect to Taxes (other than elections made in the ordinary course of business consistent with past practices of the Company) that could have an affect on the Tax attributes of the Company in any period ending on or following the Closing Date without the advance prior written consent of the Buyer.

Section 6.5 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, for all income Tax purposes the parties shall treat any indemnification payment made hereunder as an adjustment to the consideration paid to the Seller hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

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(a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. Notwithstanding the foregoing, for purposes of this Section 7.1, the representations and warranties of the Buyer shall be construed as if they did not contain any qualification that refers to materiality or words of similar import.

(b) Covenants. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, in all material respects.

(c) Required Approvals. Any required waiting period (and any extension thereof) under any Antitrust Law applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All other Required Approvals shall have been obtained and shall be in effect as of the Closing Date.

(d) No Violation. No Law shall have been enacted or exists that would prohibit the transactions contemplated by this Agreement and the other Ancillary Agreements or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority preventing the consummation of the sale of Shares or of the Purchased IP Assets, or any other transactions contemplated by this Agreement or the other Ancillary Agreements shall be in effect. Nor is there any pending or threatened Action seeking any of the foregoing or any other injunction, restraint, prohibition or damages in connection with the sale of Shares or of Purchased IP Assets or any of the other transactions contemplated by this Agreement and the Ancillary Agreements.

(e) Transaction Documents. The Buyer shall have executed and delivered this Agreement and the Ancillary Agreements to which it is a party and all such agreements shall remain in full force and effect.

(f) Compliance Certificate. The Seller shall have received a Compliance Certificate, executed by the Managing Director of the Buyer to the effect that the conditions specified in this Section 7.1 have been satisfied. The Compliance Certificate shall further certify to the incumbency of the Managing Director of the Buyer.

(g) Non-Disclosure Agreement. The Buyer shall have executed and delivered to Seller the non-disclosure agreement in substantially the form of Exhibit D hereto (the “Non-Disclosure Agreement”).

(h) License and Support Agreement. The Buyer shall have executed and delivered to Seller the license and support agreement with the party and for the matter specified in Schedule 7.1(h) hereto.

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Section 7.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations and Warranties. (i) Except as otherwise set forth below, the representations and warranties of the Seller and the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto (other than the Fundamental Representations) shall be true and correct (A) when made and (B) in all material respects as of the Closing Date, or (C) in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. Notwithstanding the foregoing, for purposes of this Section 7.2(a)(i)(B), the representations and warranties of the Seller and the Company shall be construed as if they did not contain any qualification that refers to materiality, Material Adverse Effect or words of similar import and without giving effect to subsequent supplements or updates to the Disclosure Schedules. (ii) The Fundamental Representations of the Seller and the Company contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties within the Fundamental Representations that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

(b) Covenants. The Company and the Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, in all material respects.

(c) Required Approvals. Any required waiting period (and any extension thereof) under any Antitrust Law applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All other Required Approvals, including without limitation those listed on Schedule 7.2(c) shall have been obtained and shall be in effect as of the Closing Date.

(d) No Material Adverse Effect. There shall not have occurred any event, change, development, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(e) Compliance Certificate. The Buyer shall have received a Compliance Certificate, executed by the Chief Financial Officer of the Seller to the effect that the conditions specified in this Section 7.2 have been satisfied. The Compliance Certificate shall further certify to (i) the terms and effectiveness of the Company’s bylaws compiled summary of the Danish Business Authority as of the Closing Date or equivalent organizational documents, (ii) the valid adoption of resolutions of the board of directors of the Company approving the sale and transfer of the Shares under clauses 4.4 and 4.7 of the Company’s bylaws, (iii) the valid adoption of resolutions of the board of directors of the Seller and the Company approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iv) the incumbency of the executive officers of the Company.

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(f) Estimated Balance Sheet and Other Documents. Buyer shall have received copies of and approved in its discretion, which approval shall not be unreasonably withheld or delayed, the Estimated Closing Balance Sheet, Estimated A/R Schedule and the Estimated Adjustments Statement indicating Estimated Working Capital pursuant to Section 2.3.

(g) Employment Agreements. At least 26 of the employees of the Company, including each of the Key Employees, shall have entered into an Employment Agreement in the forms attached hereto as Exhibit E, and each of such Employment Agreements shall remain in full force and effect. None of the Key Employees shall have terminated his or her employment with the Company (or indicated intent to do so) or terminated or repudiated his or her Employment Agreement (or indicated intent to do so).

(h) No Violation. No Law shall have been enacted or exists that would prohibit the transactions contemplated by this Agreement and the Ancillary Agreements or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority (i) preventing the consummation of the sale of Shares or of the Purchased IP Assets, or any other transactions contemplated by this Agreement or the other Ancillary Agreements or (ii) limiting or restricting the Buyer’s ownership, conduct or operation of the business of the Company following the Closing shall be in effect. Nor is there any pending or threatened Action seeking any of the foregoing or any other injunction, restraint, prohibition or damages in connection with the sale of Shares or of Purchased IP Assets or any of the other transactions contemplated by this Agreement and the Ancillary Agreements.

(i) Transaction Documents. The Seller and the Company shall have executed and delivered this Agreement and each of the other Ancillary Agreements and all such agreements shall remain in full force and effect.

(j) Termination or Assignment of Certain License Agreement. Either the Buyer shall have received written evidence in a form satisfactory to it that the Seller shall have terminated that certain license agreement set forth on Schedule 7.2(j) or the Buyer shall have received written evidence in a form satisfactory to it that the license agreement set forth on Schedule 7.2(j) shall have been assigned to and assumed by the Seller effective as of the Closing.

(k) Resignations. The Buyer shall have received the resignations, effective as of the Closing Date, of (a) all of the members of the board of directors of the Company, effective as of the Closing, and (b) all of the officers of the Company that the Buyer specifies in writing to the Company prior to the Closing Date, effectuating his or her resignation from such position as a member of the board of directors or as an officer (although not as an employee unless otherwise so required pursuant to this Agreement) of the Company and waiving of any and all claims against the Company for compensation, damages or similar payments or equitable relief (other than claims for expense reimbursement and earned wages and/or bonuses incurred in the ordinary course of business consistent with past practice).

(l) Register of Shareholders. The Company shall have delivered a certified copy of the Company’s register of shareholders evidencing the due registration of the Buyer’s title to the Shares.

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(m) Intercompany Liabilities. The Buyer shall have received written evidence in a form satisfactory to it that all Intercompany Liabilities have been duly and validly converted to and constitute capital contributions to the Company.

(n) FIRPTA Certificate. The Seller shall deliver to the Buyer a certificate signed by a duly authorized officer of the Seller conforming to the requirements of United States Income Tax Regulations section 1.1445-2(b)(2).

(o) Settlement of Seller RSUs and Seller PSUs. The Buyer shall have received written evidence in a form satisfactory to it that all Seller RSUs and Seller PSUs shall have been accelerated in accordance with Section 2.2(f) and copies of the waivers from Key Employees contemplated by Section 2.2(f).

(p) Non-Disclosure Agreement. The Seller shall have executed and delivered to Buyer the Non-Disclosure Agreement.

(q) Spreadsheet. The Company shall have delivered to the Buyer the Spreadsheet.

(r) Seller Employee Stock Purchase Plan. The Buyer shall have received written evidence in a form satisfactory to it that Seller shall have refunded all contributions made by employees of the Company under the Seller’s Employee Stock Purchase Plan to such employees plus a premium of fifteen percent (15%) thereon.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties of the Seller, the Company and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that:

(i) the representations and warranties set forth in Sections 3.4 (Shares), 3.5 (Capitalization) and 3.6 (Equity Interests), (collectively, the “Fundamental Representations”), and any representation in the case of fraud or intentional misrepresentation, shall survive indefinitely; and

(ii) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), those provisions of Section 3.11 (Employee Benefits Plans) specifically referencing the Company’s obligations for Taxes or duties arising under the Danish Tax Act or the Code, and Section 3.16 (Taxes) shall survive until the close of business on the day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(iii) No Indemnified Party shall make a claim for indemnification under Section 8.2(a) for breach by the Seller of a particular representation or warranty after the expiration of the survival period thereof specified in this Section 8.1, provided that if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, such representation and warranty shall survive as to such claim until such claim has been finally resolved.

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(b) The covenants and agreements of the Company, the Seller and the Buyer contained in this Agreement or in any other Ancillary Agreements that by their terms apply or are to be performed in whole or in part after the Closing Date will survive the Closing Date.

Section 8.2 Indemnification by the Seller. From and after the Closing, the Seller shall, (i) to the extent that the claim is recoverable from the Holdback Amount, and (ii) to the extent that the claim is recoverable directly from the Seller following release or exhaustion of the Holdback Amount, save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses actually incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty made by the Seller or the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any limitations or qualifications thereto, including materiality, Material Adverse Effect or Knowledge set forth therein);

(b) any breach of any covenant or agreement by the Seller, or with respect to breaches prior to the Closing, by the Company, in each case contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto;

(c) any Transaction Expenses incurred by the Company and not paid by the Seller;

(d) Pre-Closing Taxes;

(e) the Company’s branch office in Greece and the transfer of the assets, liabilities and business thereof;

(f) the matters set forth on Schedule 8.2(f); and

(g) any withholding Taxes arising from payments under this Agreement attributable to the Seller.

Section 8.3 Procedures.

(a) A party that is entitled to indemnification under Section 8.2 is referred to herein as the “Indemnified Party”. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss by or a claim or demand made by any Person (including a Governmental Authority) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Seller with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Seller with such information with

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respect thereto as the Seller may reasonably request. The failure to provide such notice, however, shall not release the Seller from any of its obligations under this Article VIII except to the extent that the Seller is materially prejudiced by such failure.

(b) If the Seller acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Seller shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Seller (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Seller and reasonably satisfactory to the Indemnified Party; provided, however, that the Seller will not have the right to assume or continue control of such defense if the claim (1) seeks non-monetary relief, (2) involves criminal allegations, or (3) involves a claim which, upon reasonable determination by the Indemnified Party, the Seller failed or is failing to diligently prosecute or defend. The Seller shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Seller has not assumed the defense thereof. If the Seller does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.3(b) or is barred from assuming or continuing such defense by this Section 8.3(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim; provided, however, any such settlement without the consent of the Seller shall have no effect or be conclusive as to a determination of whether the Indemnified Party is entitled to indemnification hereunder. If the Seller assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Seller or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Seller, and the Indemnified Party shall have been advised by such counsel that there are one or more legal defenses available to it that are different from or additional to those available to the Seller (in each such case, the fees and expenses of such counsel shall be at the expense of the Seller). If the Seller assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Seller’s expense, reasonably cooperate with the Seller in such defense and make available to the Seller all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Seller. If the Seller assumes the defense of any Third Party Claim, the Seller shall not, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim.

(c) The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Seller of the amount of actual Losses in connection therewith, as and when bills are received by the Seller.

(d) The Seller shall not be entitled to require that any Action be made or brought against any other Person before Action is brought or claim is made against it hereunder by the Indemnified Party.

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(e) In the event any Indemnified Party should have a claim against the Seller hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Seller. The failure to provide such notice, however, shall not release the Seller from any of its obligations under this Article VIII, except to the extent that the Seller is materially prejudiced by such failure, and shall not relieve the Seller from any other obligation or liability that it may have to the Indemnified Party otherwise than pursuant to this Article VIII. If the Seller does not notify the Indemnified Party within 10 Business Days following its receipt of such notice that the Seller disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Seller hereunder and the Seller shall pay the amount of such liability to the Indemnified Party on demand.

(f) In order to seek indemnification under this Article VIII for a Third Party Claim or otherwise (and, in addition to the procedures set forth herein), the Indemnified Party shall deliver a written demand to the Seller which contains (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, to the extent known, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VIII for such Losses and a reasonably detailed explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

(g) Notwithstanding the provisions of Section 10.9, the Seller hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on the Seller with respect to such claim anywhere.

Section 8.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement but subject to the proviso in this sentence: (a) the Seller shall not be liable for any claim for indemnification pursuant to this Article VIII, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller pursuant to this Article VIII, equals or exceeds the Basket, in which case all Losses incurred will be subject to indemnification hereunder, including the amount of the Basket, and (b) the maximum aggregate liability of the Seller under this Article VIII shall not exceed an amount equal to the Adjusted Purchase Price; provided, however, that (w) the maximum aggregate liability of the Seller with respect to breaches of the representations and warranties set forth in Section 3.15(b) shall not exceed $10,000,000, and any such liability of the Seller with respect to breaches of representations and warranties set forth in Section 3.15(b) shall be counted toward the maximum aggregate liability limit under clause (b), (x) the foregoing limits on indemnity in clauses (a) and (b) shall not apply in the event of fraud, intentional misrepresentation or intentional breach, (y) the foregoing limits on indemnity in clauses (a) and (b) shall not apply to Seller’s indemnification obligations under Section 8.2(f), and (z) indemnification obligations under Section 8.2(f) shall not be counted in determining whether the Basket or the maximum aggregate liability limit under clause (b) has been reached.

Execution Version

Section 8.5 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. Notwithstanding the foregoing, the Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing shall not be entitled to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation or warranty in Section 3.15(b), if, and to the extent that, the Buyer had Knowledge prior to the Closing of the facts and circumstances constituting such breach.

Section 8.6 Holdback Amount.

(a) The Buyer hereby agrees that it shall first seek a remedy against the Holdback Amount, to the extent of the amount then remaining in the Holdback Amount, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Seller.

(b) As soon as reasonably practicable (and no later than ten (10) Business Days) following the earlier of (i) the first anniversary of the Closing Date or (ii) March 31, 2014 (the “Release Date”), the Buyer shall deliver the Holdback Amount by wire transfer of immediately available funds to a bank account of Seller designated by Seller in writing at least ten (10) Business Days prior to such date, to the extent not previously used to satisfy an Overpayment pursuant to Section 2.3(g) or indemnification claims against the Seller pursuant to this Article VIII, less the amount of any pending indemnification claims pursuant to this Article VIII as of such date. As promptly as practicable (and no later than ten (10) Business Days) following the resolution of all pending indemnification claims which were outstanding as of the Release Date, the Buyer shall deliver to the Seller an amount equal to the excess, if any, of (x) the amount so withheld with respect to such pending indemnification claims as of the Release Date, over (y) the amount used to satisfy the indemnification obligations of the Seller pursuant to this Article VIII with respect to such pending indemnification claims.

Section 8.7 Exculpation of the Company. Notwithstanding any provision of this Agreement to the contrary or any right or remedy provided by any Law, principle of equity, common law, judicial decision or otherwise, from and after the Closing and in recognition of the facts that the Seller owned and controlled the Company until the time of the Closing and the Buyer will own and control the Company immediately after the Closing (a) the Company shall not be liable to the Seller in any manner or based on any legal theory or equitable principle, including contribution, on account of, or with respect to, the breach by the Company of any of the representations, warranties, covenants and agreements made by the Company in this Agreement made or to be performed as of or prior to the Closing and (b) the Seller’s liability for indemnification pursuant to this Article VIII shall not be affected on account of the exoneration of the Company’s liability as described in clause (a) of this sentence.

Section 8.8 Exclusive Remedy. Except (i) in the case of fraud or intentional misrepresentation, (ii) as provided in any other provisions of this Agreement expressly granting post-Closing rights and remedies other than indemnification pursuant to this Article VIII or (iii) in the case of claims for injunctive or other equitable relief for the enforcement of the covenants

Execution Version

of the parties, the remedies provided in this Article VIII shall be the exclusive remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer, on the one hand, and the Seller, on the other;

(b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1, (B) cannot be or has not been cured within 15 days following delivery by the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller or the Company breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery by the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) (i) by the Seller, if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment prior to the 30th day following the date hereof or (ii) by the Buyer, if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment prior to the 30th day following the date hereof; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d) by either the Seller or the Buyer if the Closing shall not have occurred by April 30, 2013; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(e) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any of the Ancillary Agreements and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.7, to have such order, decree, ruling or other action vacated.

Execution Version

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 5.6 relating to confidentiality, Section 5.8 relating to public announcements, Section 9.3 relating to exclusivity fees, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2, which shall survive such termination, and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination of this Agreement.

Section 9.3 Exclusivity Fees.

(a) In the event (1) the Buyer terminates this Agreement as a result of a breach by the Seller or the Company or any of their respective Representatives of any obligations under Section 5.3, and (2) Seller consummates an Alternative Transaction with respect to the Company within nine (9) months after such termination of this Agreement, then the Seller will pay to the Buyer (or an Affiliate designated by the Buyer) promptly (but in no event later than five (5) Business Days following consummation of such Alternative Transaction) a cash fee of $4,000,000, payable by wire transfer of immediately available funds to a bank account designated in writing by the Buyer (the “Exclusivity Fee”).

(b) Notwithstanding anything to the contrary in this Agreement, each of the Seller and the Company acknowledges and agrees, on behalf of itself and its Affiliates, that the Exclusivity Fee is not a penalty, but rather, in the circumstances in which the Exclusivity Fee is payable, represents liquidated damages in a reasonable amount that will compensate the Buyer for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the sale of Shares hereunder, which amount would otherwise be impossible to calculate with precision. Each party acknowledges and hereby agrees that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the parties would not have entered into this Agreement. Each party acknowledges and hereby agrees that nothing in this Section 9.3 prevents any other party from seeking additional remedies in the event of a breach of this Agreement by the other party.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne by the Seller and not by the Company. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Execution Version

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified, waived or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Seller and the Buyer, and any such amendment, modification, waiver or supplement shall be binding upon all parties to this Agreement.

Section 10.3 Waiver. Except as otherwise set forth herein, no failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Except as otherwise set forth herein, any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Applied Micro Circuits Corporation

215 Moffet Park Drive

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile: (408) 542-8355

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: James J. Masetti

Facsimile: (650) 233-4545

Email: jim.masetti@pillsburylaw.com

Execution Version

(ii)	if to the Buyer, to:

Altera Corporation

101 Innovation Drive

San Jose, CA 95134

Attention: General Counsel

Facsimile: (408) 544-8000

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

Attention: Charles C. Comey

Facsimile: (650) 813-5723

Email: ccomey@mofo.com

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, the Confidentiality Agreement and that certain Letter Agreement dated March 18, 2013 by and between the Seller and Altera Corporation constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Execution Version

Section 10.8 Governing Law. This Agreement and any and all disputes, controversies, or claims arising out of, or relating to this Agreement or any of the Ancillary Agreements or the validity, interpretation, breach or termination thereof (each, a “Dispute”) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9 Dispute Resolution.

(a) Except as set forth in Section 10.9(g), each Dispute shall be resolved in accordance with the arbitration procedures set forth in this Agreement.

(b) Each Dispute shall be subject to binding arbitration conducted in San Francisco, California, or such other location upon which the parties may mutually agree in writing, before a single neutral arbitrator in an arbitration by JAMS under its Streamlined Arbitration Rules and Procedures (revised version adopted July 15, 2009) (“JAMS Streamlined Rules”), which rules can be viewed at www.jamsadr.com. The JAMS Streamlined Rules will govern all aspects of the arbitration except as modified by this Section 10.9. If a party (the “Notifying Party”) wishes to submit a Dispute to JAMS, the Notifying Party shall deliver a written notice (a “Dispute Notice”) together with a copy of this Section 10.9 to the other party (the “Responding Party”) and to JAMS. In the event that either party commences a Dispute by delivering a Dispute Notice, the other party may assert any counterclaims it may have. Following receipt by the Responding Party of the Dispute Notice, if any, the parties shall promptly meet (but in no event later than ten Business Days from the date of receipt by the Responding Party of the Dispute Notice) to agree on the rights of the respective parties with respect to each of such claims identified by the Dispute Notice. If the parties should so agree on a resolution of such dispute or disputes, a written memorandum (the “Memorandum”), setting forth such agreement, shall be prepared and signed by both parties. If the parties are unable to come to an agreement, the Dispute shall be resolved by the binding arbitration procedures set forth in this Section 10.9.

(c) The sole arbitrator, who shall be selected in accordance with the JAMS Streamlined Rules, shall be a retired or former judge of any Federal court appointed under Article III of the United States Constitution or any trial court of general jurisdiction or higher court in the State of California. Eligible arbitrator candidates shall not be limited to those candidates who are listed on the JAMS “List of Neutrals”.

(d) The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16. The arbitrator shall apply Delaware substantive law to the proceeding.

(e) Unless the parties agree otherwise, the arbitration hearing under JAMS Streamlined Rule 17 will commence within 60 days of the date of the JAMS Commencement Letter described in Streamlined Rule 5, and the arbitration hearing will not last more than four 7-hour days (with the hearing time equally divided between the parties). The Arbitrator will issue the award under Streamlined Rule 19(a) within seven calendar days of the last day of the arbitration hearing (rather than the 30 calendar days provided for under JAMS Streamlined Rule 19(a)).

Execution Version

(f) The arbitrator shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based. Notwithstanding anything in Section 10.9(h) to the contrary, the award and decision of the arbitrator shall be final and binding and may be submitted to any court having jurisdiction solely for the purpose of confirmation of the award and entry of judgment. Any controversy concerning whether a Dispute is an arbitrable dispute shall be determined by the arbitrator. The parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable.

(g) The following matters are excluded from the arbitration requirements of this Section 10.9 (each, an “Excluded Dispute”): (i) a cross-claim pursuant to an indemnification obligation set forth in this Agreement in a proceeding filed by a third party; (ii) any Dispute arising under Section 2.3, which shall be resolved in accordance with the terms of Section 2.3, (iii) any formal proceedings commenced to avoid expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief and (iv) a claim for injunctive relief pursuant to Section 10.11.

(h) Except to the extent set forth in Section 8.3(g), each of the parties irrevocably agrees that any Excluded Dispute brought by any other party shall be brought and determined in any California state or federal court sitting in the city of San Francisco, California, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Excluded Dispute. Each of the parties agrees not to commence any Excluded Dispute in any other jurisdiction, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in San Francisco as described herein or by the arbitrator as set forth in Section 10.9(f). Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Excluded Dispute, (i) any claim that it is not personally subject to the jurisdiction of the courts in San Francisco as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) The costs of any resolution pursuant to this Section 10.9, and of any enforcement of the determination thereof, shall be borne by the party that is not the substantially prevailing party as to the matters in dispute, taken as a whole, as determined by the arbitrator, or in the case of a Dispute which is permitted to be brought before a court pursuant to this Section 10.9, by such court.

Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement (a) to any Affiliate of the Buyer or (b) to any other Person in connection with a sale of the Company, in each case without the prior

Execution Version

consent of any other parties hereto; and provided further, that no assignment or delegation shall limit or reduce the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, administrators, successors and permitted assigns.

Section 10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12 Currency. All references to “Dollars,” “US Dollars,” “USD,” “US$” and “$” in this Agreement refer to United States Dollars, which is the currency used for all purposes in this Agreement, except where otherwise specified.

Section 10.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, a court or arbitrator may modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.16 Facsimile Signature. This Agreement may be executed by facsimile or other electronically delivered signature and such a signature shall constitute an original for all purposes.

Section 10.17 Time of Essence; Performance. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. Seller shall cause the Company to timely perform all of their obligations which are to be performed as of or prior to the Closing pursuant to the terms of this Agreement.

Execution Version

Section 10.18 No Presumption Against Drafting Party. Each party acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

Execution Version

IN WITNESS WHEREOF, the parties have executed (or in the case of a party that is not a natural person, caused to be executed by their respective officers thereunto duly authorized) this Agreement as of the date first written above.

THE BUYER:

ALTERA EUROPEAN TRADING COMPANY LIMITED

By:	/s/ Dermot Hargaden
Name:	Dermot Hargaden
Title:	Managing Director

[Signature Page to Asset Purchase Agreement]

Execution Version

IN WITNESS WHEREOF, the parties have executed (or in the case of a party that is not a natural person, caused to be executed by their respective officers thereunto duly authorized) this Agreement as of the date first written above.

THE COMPANY:

APPLIEDMICRO TPACK A/S

By:	/s/ George W. Jones
Name:	George W. Jones
Title:	President

THE SELLER:

APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ L. William Caraccio
Name:	L. William Caraccio
Title:	Vice President

[Signature Page to Asset Purchase Agreement]